                                                                     Exhibit 4.5


                      KNOWLES ELECTRONICS HOLDINGS, INC.,

                                    ISSUER,

                           THE SUBSIDIARY GUARANTORS

                                      AND

                              KEY ACQUISITION, LLC

               10% SENIOR SUBORDINATED NOTES DUE OCTOBER 15, 2009

                                  $10,000,000

                            -----------------------

                            NOTE PURCHASE AGREEMENT

                            -----------------------




                          Dated as of August 28, 2002
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                                TABLE OF CONTENTS

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1.    AUTHORIZATION OF NOTES..........................................................................    1

2.    SALE AND PURCHASE OF NOTES......................................................................    1

      2.1.  Obligation to Purchase....................................................................    1

      2.2.  Purchase..................................................................................    1

3.    CONDITIONS TO THE PURCHASE DATE.................................................................    2

      3.1.  Documents Required........................................................................    2

      3.2.  Opinion of Counsel........................................................................    3

4.    ADDITIONAL CONDITIONS...........................................................................    3

      4.1.  Representations and Warranties............................................................    3

      4.2.  Performance; No Default...................................................................    3

      4.3.  Purchase Permitted by Applicable Requirements of Law, Etc.................................    3

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................    4

      5.1.  Organization; Power and Authority.........................................................    4

      5.2.  Authorization, Enforceability, Etc........................................................    4

      5.3.  Compliance with Laws, Other Instruments, Etc..............................................    4

      5.4.  Subsidiaries..............................................................................    5

      5.5.  Governmental Authorizations, Etc..........................................................    5

      5.6.  Private Offering by the Company...........................................................    5

      5.7.  Use of Proceeds; Margin Regulations.......................................................    5

      5.8.  Status Under Certain Statutes.............................................................    6

6.    REPRESENTATIONS OF THE PURCHASER................................................................    7

      6.1.  Purchase for Investment...................................................................    7

      6.2.  Accredited Investor.......................................................................    7

7.    PREPAYMENTS OF THE NOTES........................................................................    7

      7.1.  Optional Prepayments of the Notes.........................................................    7

      7.2.  Allocation of Partial Prepayments.........................................................    7

      7.3.  Maturity; Surrender, Etc..................................................................    8

      7.4.  Purchase of Notes.........................................................................    8

8.    COVENANTS.......................................................................................    8

      8.1.  Payment of Notes..........................................................................    8
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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      8.2.  Limitation on Indebtedness................................................................    8

      8.3.  Limitation on Restricted Payments.........................................................   11

      8.4.  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries...   15

      8.5.  Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries...........   16

      8.6.  Limitation on Issuances of Guarantees by Restricted Subsidiaries..........................   17

      8.7.  Limitation on Transactions with Stockholders and Affiliates...............................   18

      8.8.  Limitation on Asset Sales.................................................................   19

      8.9.  Repurchase of Notes upon a Change of Control..............................................   20

      8.10. Existence.................................................................................   21

      8.11. Payment of Taxes and Other Claims.........................................................   21

      8.12. Maintenance of Properties.................................................................   21

      8.13. Consolidation, Merger and Sale of Assets..................................................   21

      8.14. Notice of Defaults........................................................................   23

      8.15. Compliance Certificates...................................................................   23

      8.16. Waiver of Stay, Extension or Usury Laws...................................................   23

      8.17. Limitation on Senior Subordinated Indebtedness............................................   23

9.    SUBORDINATION...................................................................................   24

      9.1.  Notes Subordinated to Senior Indebtedness, Pari Passu with Indebtedness under Indenture...   24

      9.2.  No Payment on Notes in Certain Circumstances..............................................   24

      9.3.  Payment over Proceeds upon Dissolution, Etc. .............................................   25

      9.4.  Subrogation...............................................................................   27

      9.5.  Obligations of Company Unconditional......................................................   27

      9.6.  Notice to Holders.........................................................................   28

      9.7.  Reliance on Judicial Order or Certificate of Liquidating Agent............................   28

      9.8.  Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of
            Senior Indebtedness.......................................................................   28

      9.9.  Proof of Claim............................................................................   29

      9.10. Not to Prevent Events of Default..........................................................   29

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                                       ii
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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      9.11. No Waiver of Subordination Provisions.....................................................   29

      9.12. Payments May Be Paid Prior to Dissolution.................................................   29

      9.13. Consent of Holders of Senior Indebtedness Under the Credit Agreement......................   30

      9.14. Reliance by Holders of Senior indebtedness on Subordination Provisions....................   30

10.   DEFAULT AND REMEDIES............................................................................   30

      10.1. Events of Default.........................................................................   30

      10.2. Acceleration..............................................................................   31

      10.3. Other Remedies............................................................................   32

      10.4. Rescission................................................................................   32

      10.5. Restoration of Rights and Remedies........................................................   33

      10.6. No Waivers or Election of Remedies, Expenses, Etc.........................................   33

11.   INTEREST; PAYMENTS..............................................................................   33

      11.1. Interest Accrual..........................................................................   33

      11.2. Payments..................................................................................   33

12.   NOTES GUARANTEE.................................................................................   34

      12.1. Notes Guarantee...........................................................................   34

      12.2. Obligations Unconditional.................................................................   36

      12.3. Additional Note Guarantees and Release....................................................   37

      12.4. Notice....................................................................................   37

13.   EXPENSES, INCREASED COSTS AND INDEMNIFICATION, ETC..............................................   37

      13.1. Transaction Expenses......................................................................   37

      13.2. Indemnity.................................................................................   38

      13.3. Taxes.....................................................................................   39

      13.4. Increased Costs...........................................................................   42

      13.5. Survival..................................................................................   42

14.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES...................................................   43

      14.1. Registration of Notes.....................................................................   43

      14.2. Transfer and Exchange of Notes............................................................   43

      14.3. Replacement of Notes......................................................................   44
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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15.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT....................................   44

16.   AMENDMENT AND WAIVER............................................................................   45

      16.1. Requirements..............................................................................   45

      16.2. Solicitation of Holders of Notes..........................................................   46

      16.3. Binding Effect, Etc.......................................................................   46

      16.4. Notes Held by Company, Etc................................................................   46

17.   NOTICES.........................................................................................   47

18.   REPRODUCTION OF DOCUMENTS.......................................................................   47

19.   MISCELLANEOUS...................................................................................   48

      19.1.  Successors and Assigns...................................................................   48

      19.2.  Payments Due on Non-Business Days........................................................   48

      19.3.  Satisfaction Requirement.................................................................   48

      19.4.  Severability.............................................................................   48

      19.5.  Construction; Accounting Terms, Etc......................................................   48

      19.6.  Computation of Time Periods..............................................................   49

      19.7.  Execution in Counterparts................................................................   49

      19.8.  Exhibits and Schedules...................................................................   49

      19.9.  Governing Law; Submission to Jurisdiction, Etc...........................................   49

      19.10. Waiver of Jury Trial.....................................................................   50

                                    SCHEDULES

Schedule I     -   Information Relating to Purchaser
Schedule II    -   Defined Terms
Schedule III   -   Subsidiaries
Schedule 3.2   -   Form of Opinion of Rooks Pitts

                                    EXHIBITS

Exhibit A      -   Form of Note

                       KNOWLES ELECTRONICS HOLDINGS, INC.
                              1151 Maplewood Drive
                             Itasca, Illinois 60143

               10% Senior Subordinated Notes due October 15, 2009


                                                           As of August 28, 2002


TO KEY ACQUISITION, L.L.C. (THE "PURCHASER" OR "YOU"):

Ladies and Gentlemen:

            KNOWLES ELECTRONICS HOLDINGS, INC., a Delaware corporation (the "COMPANY"), and the Subsidiary Guarantors named herein hereby agree with you as follows:

1.    AUTHORIZATION OF NOTES.

            The Company has authorized the issue and sale of $10,000,000 aggregate principal amount of its 10% Senior Subordinated Notes due October 15, 2009 (the "MATURITY DATE") (the notes delivered pursuant to Section 2 of this Agreement, and any notes issued in substitution therefor pursuant to Section 14 of this Agreement being, collectively, the "NOTES"). The Notes shall be in substantially the form of Exhibit A attached hereto, with such amendments, supplements and other modifications thereto, if any, as shall be approved from time to time by you and the Company. Capitalized terms used and not defined in this Agreement shall have the meanings specified in Schedule II attached hereto; and references in this Agreement to a "SCHEDULE" or an "EXHIBIT" are, unless otherwise specified herein, references to a Schedule or an Exhibit attached to this Agreement.

2.    SALE AND PURCHASE OF NOTES.

2.1.  OBLIGATION TO PURCHASE.

            Subject to the terms and conditions of this Agreement, the Company will issue and sell to you on August 28, 2002 or such later date as you and the Company shall determine (the "PURCHASE DATE"), and you will simultaneously purchase from the Company, Notes in an aggregate principal amount equal to $10,000,000 at the purchase price of 100% of the aggregate principal amount thereof. Notes purchased and sold under this Section 2.1 and repaid or prepaid may not be repurchased and resold.

2.2.  PURCHASE.

            On the Purchase Date, subject to the fulfillment of the applicable conditions set forth in Sections 3 and 4 hereof, the Company will deliver to you
(i) the Notes to be purchased by you on the Purchase Date in the form of one or more Notes, dated the Purchase Date and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of same day funds in the amount of the aggregate purchase price therefor by wire transfer for the account of the Company as notified to you in writing prior to the Purchase Date. If on the Purchase Date the Company shall fail to tender such Notes to you as provided above in this Section 2 or any of the applicable conditions set forth in Sections 3 and 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without hereby waiving any rights you may have by reason of such failure or such nonfulfillment.

3.    CONDITIONS TO THE PURCHASE DATE.

            Your obligation to purchase and pay for the Notes to be sold to you on the Purchase Date is subject to the fulfillment to your satisfaction, on or prior to the Purchase Date, of the following conditions:

3.1.  DOCUMENTS REQUIRED.

            You shall have received the following documents, each dated as of the Purchase Date (except as otherwise specified below) and in the form of the respective Exhibit attached hereto, if any, or otherwise in form and substance reasonably satisfactory to you:

            (a) Note Purchase Agreement. This Agreement duly executed by the Company and each of the Subsidiary Guarantors.

            (b) Corporate Approvals and Other Similar Documentation. Certified copies of the resolutions of the Board of Directors, and of the board of directors (or similar body for Knowles Electronics, LLC) of each Subsidiary Guarantor, approving each of the Note Documents to which the Company or any Subsidiary Guarantor is or is to be a party, the issuance and sale of the Notes and the transactions contemplated hereby and thereby, and all documents evidencing other necessary corporate action with respect to each such Note Document, the issuance and sale of the Notes and the other transactions contemplated hereby and thereby.

            (c) Secretary's Certificate. A certificate from the secretary or an assistant secretary (or a person performing similar functions) of the Company certifying:

            (i) the completeness and accuracy of the resolutions of the Board of Directors, and of the board of directors (or similar body) of each Subsidiary Guarantor, and all documents evidencing other necessary corporate action thereof referred to under subsection (b) of this Section 3.1; and

            (ii) the names and true signatures of the officers of the Company and the Subsidiary Guarantors authorized to sign each of the Note Documents to which it is or is to be a party and the other agreements, instruments and other documents to be delivered hereunder or thereunder.

            (d) Officers' Certificate. An Officers' Certificate (the statements made in which certificate shall be true on and as of the Purchase
Date), certifying as to:

            (i) the due organization and good standing of the Company and each of its Subsidiaries in their respective jurisdictions of organization and the absence of any proceeding for the dissolution or liquidation of the Company or any of its Subsidiaries;

            (ii) the completeness and accuracy in all material respects of all of the representations and warranties made by the Company in this Agreement and the other Note Documents to which it is or is to be a party, before and after giving effect to the issue and sale of the Notes and to the application of the proceeds therefrom as contemplated by Section 5.7, as though made on and as of the Purchase Date; and

            (iii) the absence of any event occurring and continuing, or resulting from the issue and sale of the Notes or the consummation of any of the transactions contemplated hereby, that constitutes a Default or an Event of Default.

3.2.  OPINION OF COUNSEL.

            You shall have received a favorable opinion of Rooks Pitts, counsel of the Company, dated the Purchase Date in form and substance as attached hereto as Schedule 3.2.

4.    ADDITIONAL CONDITIONS.

            Your obligation to purchase and pay for the Notes to be sold to you on the Purchase Date will also be subject to the fulfillment to your satisfaction, on or prior to the Purchase Date, of the following conditions:

4.1.  REPRESENTATIONS AND WARRANTIES.

            The representations and warranties of each of the Obligors contained in this Agreement and each of the other Note Documents shall be complete and correct in all material respects when made and on the Purchase Date, before and after giving effect to the issue and sale of the Notes and to the application of the proceeds therefrom as contemplated by Section 5.7, except to the extent they expressly relate to an earlier date.

4.2.  PERFORMANCE; NO DEFAULT.

            Each of the Obligors shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Note Documents required to be performed or complied with by it on or prior to the Purchase Date and, after giving effect to the issue and sale of the Notes and to the application of the proceeds therefrom as contemplated by
Section 5.7, no Default or Event of Default shall have occurred and be continuing.

4.3.  PURCHASE PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ETC.

            The purchase of and any payment for the Notes to be purchased by you on the Purchase Date (a) shall be permitted by the applicable Requirements of Law of each jurisdiction to which the Company is subject, (b) shall not violate any applicable Requirements of Law (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal

Reserve System) and (c) shall not subject you to any tax, penalty or liability under or pursuant to any applicable Requirements of Law, except for any Taxes or Other Taxes for which the Company is obligated to compensate you under Section
13.3 hereof. If requested by you, you shall have received an Officers' Certificate of the Company on or prior to the Purchase Date, dated the Purchase Date, certifying such matters of fact as you may reasonably specify to enable you to determine whether such purchase and payment are so permitted.

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company represents and warrants to you that as of the date hereof:

5.1.  ORGANIZATION; POWER AND AUTHORITY.

            The Company and each of its Subsidiaries are Persons duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and are duly qualified as foreign corporations or other entities and are in good standing in each other jurisdiction in which the ownership, lease or operation of their property and assets or the conduct of their businesses requires such qualification, other than in any such jurisdiction in which the failure to be so qualified or in good standing, either individually or in the aggregate, would not have a Material Adverse Effect. The Company and each of its Subsidiaries have all corporate and other necessary power and authority, and the legal right, to own or to hold under lease all of the property and assets they purport to own or hold under lease and to conduct the business they conduct and propose to conduct, except where the failure to have such power, authority or legal right would not, either individually or in the aggregate, have a Material Adverse Effect. Each of the Obligors has all corporate and other necessary power and authority, and the legal right, to execute and deliver this Agreement, the Notes and the other Note Documents to which it is or is to be a party, to perform its obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby.

5.2.  AUTHORIZATION, ENFORCEABILITY, ETC.

            This Agreement and each of the other Note Documents have been duly authorized by all necessary corporate action (including, without limitation, all necessary shareholder action) on the part of each of the Obligors intended to be a party thereto. This Agreement has been, and the Notes and each of the other Note Documents, when delivered hereunder, will have been, duly executed and delivered by each of the Obligors intended to be a party thereto. This Agreement constitutes, and the Notes and each of the other Note Documents, when delivered hereunder, will constitute, the legal, valid and binding obligations of each of the Obligors intended to be a party thereto, enforceable against such Obligor in accordance with their respective terms, except as such enforceability may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

5.3.  COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

            The execution, delivery and performance by each of the Obligors of each of the Note Documents to which it is or is to be a party and the consummation of the issue and sale of the Notes and the other transactions contemplated hereby and thereby do not (a) contravene such

Obligor's certificate of incorporation or bylaws (or similar organizational documents), (b) violate any Requirement of Law, (c) conflict with or result in the breach of, or constitute a default under, any loan or purchase agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement binding on or affecting any Obligor, any of its Subsidiaries or any of their respective property or assets or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of any of the Obligors or any of their respective Subsidiaries. Neither any of the Obligors nor any of their respective Subsidiaries is in violation of any of the terms of its certificate of incorporation or bylaws (or similar organizational documents) or any Requirement of Law or in breach of any loan or purchase agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement referred to in the immediately preceding sentence, the violation or breach of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.4.  SUBSIDIARIES.

            Each of the Subsidiaries of the Company that has guaranteed the Company's payment obligations under the Indenture and the Indenture Notes is listed in Schedule III hereto.

5.5.  GOVERNMENTAL AUTHORIZATIONS, ETC.

            No Governmental Authorization, and no consent, approval or authorization of, or notice to, or other action by, any Person, is required for the due execution, delivery, recordation, filing or performance by any of the Obligors of this Agreement or any of the other Note Documents to which it is or is to be a party, or for the consummation of the sale and purchase of the Notes and the other transactions contemplated hereby and thereby, except for the approval of the Administrative Agent under the Credit Agreement which approval has been obtained.

5.6.  PRIVATE OFFERING BY THE COMPANY.

            (a) Neither the Company nor any Person acting on its behalf has directly or indirectly offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you. Neither the Company nor any Person acting on its behalf has taken, or will take, any action that would subject the issuance and sale of the Notes to the registration requirements of Section 5 of the Securities Act.

            (b) Neither the Company nor any Person acting on its behalf has directly or indirectly offered or sold the Notes by any form of general solicitation or general advertising, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D under the Securities Act).

5.7.  USE OF PROCEEDS; MARGIN REGULATIONS.

            (a) The proceeds received from the sale of the Notes will be used for general corporate purposes of the Company and its Subsidiaries not otherwise prohibited under the terms of the Note Documents.

            (b) Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any "MARGIN STOCK" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207)). No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of the Board of Governors of the Federal Reserve System (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the Board of Governors of the Federal Reserve System (12 CFR
220). Margin stock does not constitute more than 25% of the value of the consolidated property and assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such consolidated property and assets. None of the transactions contemplated by this Agreement (including, without limitation, the direct and indirect use of proceeds of the Notes) will violate or result in a violation of the Securities Act or the Exchange Act or any of the rules and regulations promulgated thereunder or in such Regulation T, Regulation U or Regulation X, as applicable.

5.8.  STATUS UNDER CERTAIN STATUTES.

            (a) Neither any of the Obligors nor any of their respective Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended or the Public Utility Act of 1935, as amended.

            (b) Neither any of the Obligors nor any of their respective Subsidiaries is an "INVESTMENT COMPANY", or an "AFFILIATED PERSON" of, or "PROMOTER" or "PRINCIPAL UNDERWRITER" for, an "INVESTMENT COMPANY" (each as defined in the Investment Company Act of 1940, as amended). Neither the sale and purchase of the Notes nor the application of the proceeds therefrom or the repayment thereof by the Company, nor the consummation of any of the transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Commission thereunder.

            (c) Neither any of the Obligors nor any of their respective Subsidiaries is a "HOLDING COMPANY", or a "SUBSIDIARY COMPANY" of a "HOLDING COMPANY", or an "AFFILIATE" of a "HOLDING COMPANY" or of a "SUBSIDIARY COMPANY" of a "HOLDING COMPANY" (each within the meaning of the Public Utility Holding Company Act of 1935, as amended).

            (d) Neither any of the Obligors nor any of their respective Subsidiaries is a "PERSONAL HOLDING COMPANY" (as defined in Section 542 of the Internal Revenue Code).

            (e) Each of the Obligors and each of their respective Subsidiaries are current with all reports and documents, if any, required to be filed with any securities commission (including, without limitation, the Commission) or similar agency of any applicable jurisdiction and are in compliance in all material respects with all applicable rules and regulations of such commissions and agencies.

6.    REPRESENTATIONS OF THE PURCHASER.

6.1.  PURCHASE FOR INVESTMENT.

            You represent that you are purchasing the Notes for your own account and not with a view towards, or for sale in connection with, any distribution thereof, except in compliance with applicable U.S. federal and state securities laws. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where such registration is not required by applicable law, and you agree that the Company is not required to register the Notes.

6.2.  ACCREDITED INVESTOR.

            You are an "ACCREDITED INVESTOR" (as defined in Rule 501 of Regulation D under the Securities Act) and, by reason of your business and financial experience, and the business and financial experience of those Persons retained by you to advise you with respect to your investment in the Notes, you, together with such advisors, have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, are able to bear the economic risk of such investment and, at the present time, are able to afford a complete loss of such investment.

7.    PREPAYMENTS OF THE NOTES.

7.1.  OPTIONAL PREPAYMENTS OF THE NOTES.

            To the extent permitted by the Credit Agreement, the Company may, at its option at any time after December 31, 2002, upon not less than 10 Business Days' prior written notice to the Holders, prepay all or any part of the Notes, without premium or penalty, in an aggregate principal amount of $1,000,000 or integral multiples of $100,000 in excess thereof (or, if less, all of the remaining aggregate principal amount of all Notes outstanding at such time), at a price in cash equal to 100% of the aggregate principal amount of the Notes so prepaid, plus all accrued and unpaid interest thereon, if any, to the date of such prepayment. Each notice of an optional prepayment of the Notes pursuant to this Section 7.1 shall specify the date fixed for such prepayment, the aggregate principal amount of each Note to be prepaid on such date, the principal amount of each Note held by such Holder to be prepaid (determined in accordance with Section 7.2, if applicable) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall state that such prepayment is to be made pursuant to this Section 7.1.

7.2.  ALLOCATION OF PARTIAL PREPAYMENTS.

            In the case of each partial prepayment of any Notes pursuant to
Section 7.1, the principal amount of such Notes to be prepaid shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not previously repaid, repurchased or redeemed, with adjustments to the extent practicable to compensate for any prior repayments, repurchases or redemptions not made exactly in such proportion. Notwithstanding anything to the contrary in this Agreement, if the Company elects or is required to repay, repurchase or redeem less than all of the Notes, the Company may in its sole discretion allocate the Notes to be repaid, repurchased or redeemed between the outstanding Notes.

7.3.  MATURITY; SURRENDER, ETC.

            In the case of each prepayment of the Notes pursuant to Section 7.1, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with accrued and unpaid interest on such principal amount to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the accrued and unpaid interest thereon as aforesaid, interest on such principal amount shall cease to accrue. Any Note prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

7.4.  PURCHASE OF NOTES.

            The Company will not and will not permit any of its Subsidiaries or Affiliates to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment, prepayment or repurchase of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it pursuant to any payment, prepayment or repurchase of Notes in accordance with the terms of this Agreement and the Notes, and no Notes may be issued in substitution or exchange for any such Notes.

8.    COVENANTS.

8.1.  PAYMENT OF NOTES.

            The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Agreement. The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum specified in this Agreement.

8.2.  LIMITATION ON INDEBTEDNESS.

            (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantees and Indebtedness existing on the Purchase Date); provided that the Company and any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than (x) 2.25:1 with respect to any Incurrence on or after the Purchase Date and prior to October 1, 2002, and (y) 2.5:1 with respect to any Incurrence on or after October 1, 2002.

            Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

            (i) Indebtedness of the Company or any Restricted Subsidiary under the Credit Agreement outstanding at any time in an aggregate principal amount (together with any refinancing thereof) not to exceed the greater of (A) $250 million or (B) the sum of (x) $200 million plus (y) 80% of accounts receivable and 50% of inventory, in each case net of reserves and as shown on the most recent consolidated balance sheet of the Company (excluding Unrestricted Subsidiaries) prepared in accordance with GAAP and filed with the Commission or provided to the Trustee, excluding, in either case, for purposes of calculating such aggregate principal amount, the principal amount of any Interest Rate Agreements or Currency Agreements, Guarantees and indemnification payments due under the Credit Agreement, and less, in the case of the amounts specified in clause (A) and subclause (B) (x), any amount of Indebtedness under the Credit Agreement permanently repaid as provided in Section 8.8;

            (ii) Indebtedness owed (A) to the Company or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

            (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded, including committed but undrawn amounts (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or the Note Guarantees shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or Note Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or Note Guarantees, as the case may be,
      (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or Note Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or Note Guarantees at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantees and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that this clause (C) shall not apply to refinancings, refundings or renewals of Indebtedness described in clause
      (i) above;

            (iv) Indebtedness (A) in respect of performance, surety or appeal bonds or standby letters of credit provided in the ordinary course of business, (B) under Currency Agreements, Commodities Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates, commodities prices or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, commodities prices or interest rates or by reason of fees, indemnities and compensation payable or cash calls thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the Recapitalization or the disposition of any business or assets of the Company or any Restricted Subsidiary or the disposition of any Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

            (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly used to purchase Notes or Indenture Notes tendered in an Offer to Purchase (or an "Offer to Purchase" as defined in the Indenture) made as a result of a Change of Control or deposited to defease the Indenture Notes pursuant to Article VIII of the Indenture;

            (vi) (A) Guarantees of the Notes and the Indenture Notes, (B) Guarantees of Indebtedness of the Company by any Restricted Subsidiary and
      (C) Guarantees of Indebtedness of any Restricted Subsidiary by another Restricted Subsidiary or by the Company;

            (vii) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including related fees and expenses), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is Incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier Stated Maturity or decreased Average Life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) (together with refinancings thereof) shall not exceed the greater of (A) $20 million or (B) 10% of Adjusted Consolidated Net Tangible Assets at any time outstanding;

            (viii) Acquired Indebtedness in an aggregate principal amount at any time outstanding (together with refinancings thereof) not to exceed $25 million;

            (ix) any obligation of the Company to pay any purchase price adjustment in connection with the recapitalization pursuant to Section 2.4 of the Recapitalization Agreement;

            (x) the Junior Subordinated Exchange Notes issued in exchange for, and in an aggregate principal amount not in excess of the liquidation value of, plus all accumulated and all accrued and unpaid but not yet accumulated dividends on, the Series A-1 Preferred Stock; and

            (xi) Indebtedness of the Company or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (i) through (x) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed the amount of $30 million less the Indebtedness outstanding under the Notes.

            (b) Notwithstanding any other provision of this Section 8.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 8.2 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness to be refinanced in the same currency and in the same or a lesser principal amount, due solely to the result of fluctuations in the exchange rates of currencies.

            (c) For purposes of determining any particular amount of Indebtedness under this Section 8.2, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Purchase Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this Section 8.2, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.09 of the Indenture shall not be treated as Indebtedness. For purposes of determining compliance with this Section 8.2, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

8.3.  LIMITATION ON RESTRICTED PAYMENTS.

            The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

            (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and
(y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries;

            (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company;

            (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes; or

            (iv) make any Investment, other than a Permitted Investment, in any Person,

(such payments or other activities described in clauses (i) through (iv) above being collectively "RESTRICTED PAYMENTS") if, at the time of, and after giving effect to, the proposed Restricted Payment:

                  (A) a Default or Event of Default shall have occurred and be continuing;

                  (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 8.2; or

                  (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Indenture Note Issue Date shall exceed the sum, without duplication, of:

                        (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately preceding the Indenture Note Issue Date and ending on the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee plus

                        (2) 100% of the aggregate Net Cash Proceeds received by the Company or any Restricted Subsidiary after the Indenture Note Issue Date as a capital contribution or from the issuance and sale permitted by this Agreement of the Capital Stock (other than Disqualified Stock) of the Company or a Restricted Subsidiary to a Person who is not the Company or a Subsidiary of the Company, including an issuance or sale permitted by this Agreement of Indebtedness of the Company or any Restricted Subsidiary for cash subsequent to the Indenture
                  Note Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company or a Restricted Subsidiary, or from the issuance to a Person who is not the Company or a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company or any Restricted Subsidiary (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Maturity
                  Date) plus

                        (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, release of Guarantees (other than pursuant to the payment thereunder), or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

                        (4)   $10 million.

The foregoing provision shall not be violated by reason of:

            (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

            (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of Section 8.2;

            (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

            (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

            (v) payments or distributions to dissenting stockholders, pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

            (vi) Investments acquired as a capital contribution or in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

            (vii) the declaration or payment of dividends on the Capital Stock (other than Disqualified Stock) of the Company in an aggregate annual amount not to exceed 6% of the gross cash proceeds received by the Company after the Indenture Note Issue Date from the sale of such Capital Stock;

            (viii) Restricted Payments, not exceeding $1.5 million during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company or its Subsidiaries;

            (ix) the purchase, redemption, retirement or other acquisition of Capital Stock or options, warrants or other rights to purchase Capital Stock of the Company owned by directors, employees or officers, or former directors, employees or officers of the Company or its Subsidiaries or their assigns, estates, or beneficiaries under the estates and heirs, upon the death, retirement, disability, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options, warrants or other rights were issued, in an aggregate amount during any fiscal year not in excess of the sum of (A) $2 million plus (B) the Net Cash Proceeds received by the Company during such fiscal year from the issuance of its Capital Stock to directors, employees or officers of the Company or its Subsidiaries to the extent such Net Cash Proceeds are not used to make a Restricted Payment pursuant to clause (C) of the first paragraph, or clauses (iii), (iv), (vi) or (xi) of the second paragraph, of this Section 8.3;

            (x) the repurchase of shares of its Capital Stock from stockholders who were stockholders of the Company immediately prior to the Recapitalization or their assignees, at a price not in excess of Fair Market Value determined in good faith by the Board of Directors in an aggregate amount not in excess of $1.5 million during any fiscal year;

            (xi) upon the occurrence of an IPO, the Company may redeem all or a portion of the Series A-1 Preferred Stock for an aggregate redemption price not in excess of the Net Cash Proceeds received by the Company from such IPO to the extent such Net Cash Proceeds are not used to make a Restricted Payment pursuant to clause (C) of the first paragraph, or clause (iii), (iv), (vi) or (ix) of the second paragraph, of this Section 8.3;

            (xii) the exchange of the Series A-1 Preferred Stock for the Junior Subordinated Exchange Notes;

            (xiii) the exercise of any options, warrants or other rights and the conversion of any convertible security into the common stock of the Company; and

            (xiv)  other Restricted Payments not to exceed $15 million;

provided that, except in the case of clauses (i), (iii), (iv), (v), (vi) and
(xiii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

      Each Restricted Payment, other than Restricted Payments specified in clauses (ii), (iii), (iv), (vi), (viii), (ix), (x), (xi) and (xiii), of the preceding paragraph shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 8.3 have been met with respect to any subsequent Restricted Payments. The Net Cash Proceeds from any issuances of Capital Stock referred to in, and used to make a Restricted Payment pursuant to, clauses (iii), (iv), (vi), (ix) and (xi) shall be excluded in calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of this Section 8.3. In the event the proceeds of an issuance of Capital Stock of the Company are used for the prepayment, redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(C) of the first paragraph of this Section 8.3 only to the extent such proceeds are not used for such prepayment, redemption, repurchase or other acquisition of Indebtedness.

8.4. LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

            The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

            (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

            (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

            (iii) make loans or advances to the Company or any other Restricted Subsidiary; or

            (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

            The foregoing provisions shall not restrict any encumbrances or restrictions:

            (i) existing on the Purchase Date in the Credit Agreement, this Agreement or any other agreements in effect on the Purchase Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that, with respect to encumbrances and restrictions under agreements other than the Credit Agreement, the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in the aggregate in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

            (ii)   existing under or by reason of applicable law;

            (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition or at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired or that becomes a Restricted Subsidiary;

            (iv)   in the case of clause (iv) of the first paragraph of this
      Section 8.4, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Agreement or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of the property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

            (v)    existing in contract for the sale of assets permitted by
      Section 8.8, including, without limitation, with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

            (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) either (i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined by the Company) and (B) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes;

            (vii) contained in Interest Rate Agreements, Commodities Agreements and Currency Agreements not prohibited by this Agreement; or

            (viii) contained in any agreement relating to secured Indebtedness or Liens not prohibited by this Agreement, if such encumbrance or restriction applies only to the property or assets securing such Indebtedness or Liens.

            Nothing contained in this Section 8.4 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise not prohibited in Section 4.09 of the Indenture or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

8.5. LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES.

            The Company shall not sell, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

            (i)   to the Company or a Restricted Subsidiary;

            (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

            (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under
      Section 8.3 if made on the date of such issuance or sale;

            (iv) issuances of sales of Capital Stock of a Restricted Subsidiary which is a Subsidiary Guarantor or Common Stock of a Restricted Subsidiary which is not a Subsidiary Guarantor (including options, warrants or other rights to purchase shares of such Capital Stock), provided that (x) the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of Section 8.8 or (y) in the case of issuances or sales of such Capital Stock (including options, warrants or other rights to purchase shares of Capital Stock) of a non-Wholly Owned Restricted Subsidiary, after giving effect to such issuance or sale, the Company maintains its percentage ownership on a fully-diluted basis in such non-Wholly Owned Restricted Subsidiary; or

            (v) to the extent such capital has not been issued since the Indenture Note Issue Date, the issuance of up to additional 5% of the total nominal capital of Ruf Electronics GmbH pursuant to the Shareholders and Employment Agreement, dated September 23, 1996, between the Company and Herbert Hafner.

8.6.  LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES.

            The Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness of the Company or any Subsidiary Guarantor which is pari passu with or subordinate in right of payment to the Notes or the Note Guarantees ("SUBORDINATE GUARANTEED INDEBTEDNESS"), unless

            (i) such Restricted Subsidiary simultaneously executes and delivers a supplement to this Agreement providing for a Guarantee of payment of the Notes by such Restricted Subsidiary; and

            (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Subordinate Guaranteed Indebtedness is (A) pari passu with the Notes or the Note Guarantees, then the Guarantee of such Subordinate Guaranteed Indebtedness shall be pari passu with, or subordinated to, such Restricted Subsidiary's Note Guarantee or (B) subordinated to the Notes or the Note Guarantees, then the Guarantee of such Subordinate Guarantee Indebtedness shall be subordinated to such Restricted Subsidiary's Note Guarantee at least to the extent that the Subordinate Guaranteed Indebtedness is subordinated to the Notes or Note Guarantees.

8.7.  LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES.

            The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder of Capital Stock of the Company or any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

            The foregoing limitation does not limit, and shall not apply to:

            (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Holders a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

            (ii) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

            (iii) the payment of reasonable and customary regular fees, expenses, compensation and indemnities to directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries, including ordinary course loans and advances;

            (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

            (v) any issuance or sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

            (vi) any Restricted Payments not prohibited by Section 8.3 or any transactions permitted by Sections 8.2, 8.8 and 8.13;

            (vii) the payment of management and other similar fees to Doughty Hanson or any of its Affiliates in an aggregate amount not to exceed $2 million in any calendar year;

            (viii) transactions contemplated by employment agreements approved by the Board of Directors of the Company; or

            (ix) any transaction contemplated by an employee stock option or similar incentive equity plan approved by the Board of Directors of the Company.

            Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this Section 8.7 and not covered by clauses (ii) through (ix) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

8.8.  LIMITATION ON ASSET SALES.

            The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

            (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

            (ii)  at least 75% of the consideration received consists of:

                  (A)   Replacement Assets (as defined in clause (i)(B) below);
                        or

                  (B) cash or Temporary Cash Investments, provided that the amount of:

                        (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any such Restricted Subsidiary that are assumed by the transferee of any such assets, provided that the Company or such Restricted Subsidiary is irrevocably and unconditionally released in writing from all such liabilities, or

                        (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 120 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for the purposes of determining the percentage of cash or Temporary Cash Investments received by the Company or such Restricted Subsidiary.

            In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Indenture Note Issue Date in any period of 385 days exceed the greater of (A) $10 million or (B) 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 385 day period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee), then the Company shall or shall cause the relevant Restricted Subsidiary to:

            (i) within 385 days after the date Net Cash Proceeds so received exceed the greater of $10 million or 10% of Adjusted Consolidated Net Tangible Assets

                  (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; or

                  (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 385 days after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment ("Replacement Assets"); and

            (ii)  apply (following the end of the 385 days referred to in clause
      (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this Section 8.8.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 385 days as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

            If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this Section 8.8 totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Notes ("pari passu Indebtedness"), from the holders of such pari passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and pari passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date. Principal and interest shall be payable in cash. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase, the Company or such Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement, and the amount of Excess Proceeds shall be reset at zero.

8.9.  REPURCHASE OF NOTES UPON A CHANGE OF CONTROL.

            The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the Payment Date. Principal, premium and interest shall be payable in cash.

8.10. EXISTENCE.

            Subject to this Article 8, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of the Company and each Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), licenses and franchises of the Company and each Restricted Subsidiary; provided, that the Company shall not be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

8.11. PAYMENT OF TAXES AND OTHER CLAIMS.

            The Company will pay or discharge and shall cause each of its Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Company or any such Restricted Subsidiary, (b) the income or profits of any such Restricted Subsidiary which is a corporation or (c) the property of the Company or any such Restricted Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any such Restricted Subsidiary; provided, that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

8.12. MAINTENANCE OF PROPERTIES.

            The Company will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, that nothing in this Section 8.12 shall prevent the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company or such Restricted Subsidiary.

8.13. CONSOLIDATION, MERGER AND SALE OF ASSETS.

            The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a Restricted Subsidiary) or permit any Person (other than a Restricted Subsidiary) to merge with or into the Company unless:

            (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume by a supplemental agreement all of the obligations of the Company on all of the Notes and under this Agreement;

            (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

            (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor to the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of Section 8.2; provided, that this clause (iii) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been incurred) for all purposes of this Agreement;

            (iv) the Company delivers to the Holders an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an opinion of counsel reasonably satisfactory to the Holders, in each case stating that such consolidation, merger or transfer and such supplemental agreement complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

            (v) each Subsidiary Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this Section 8.13, shall have, by executing an amendment to this Agreement, confirmed that its Note Guarantee shall apply to the obligations of the surviving entity in accordance with the terms of this Agreement;

provided, however, that clause (iii) above does not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the

Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

            Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Company in accordance with this Section 8.13, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein and in such event, the Company shall be released from all of its obligations on the Notes and under this Agreement; provided, that the Company shall not be released from such obligations in the case of a lease of all or substantially all of its property and assets.

8.14. NOTICE OF DEFAULTS.

            In the event that any Officer becomes aware of any Default or Event of Default, the Company shall promptly deliver to each Holder an Officers' Certificate specifying such Default or Event of Default.

8.15. COMPLIANCE CERTIFICATES.

            The Company shall deliver to each Holder, within 90 days after the end of each fiscal year, an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal year and containing a certification from the principal executive officer, principal financial officer or principal accounting officer of the Company that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under this Agreement and that the Company has complied with all conditions and covenants under this Agreement. For purposes of this Section 8.15, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Agreement. If any of the officers of the Company signing such certificate has knowledge of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status. The first certificate to be delivered pursuant to this Section 8.15 shall be for the fiscal year ending December 31, 2002.

8.16. WAIVER OF STAY, EXTENSION OR USURY LAWS.

            The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

8.17. LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS.

            The Company shall not Incur, and shall not permit nor any Subsidiary Guarantor to Incur, any Indebtedness that is subordinate in right of payment to any Senior Indebtedness of such Person unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or the Note Guarantee of such Subsidiary Guarantor, as the case may be; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Company or any Subsidiary Guarantor that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

9.    SUBORDINATION.

9.1. NOTES SUBORDINATED TO SENIOR INDEBTEDNESS, PARI PASSU WITH INDEBTEDNESS UNDER INDENTURE.

            The Company and the Subsidiary Guarantors each covenants and agrees, and each Holder, by its acceptance of a Note, likewise covenants and agrees, that all Notes and the Note Guarantees shall be issued subject to the provisions of this Article 9; and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the Notes and the Note Guarantees shall, to the extent and in the manner set forth in this Article 9, be subordinated (i) in case of the Notes, in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of the Company and (ii) in the case of the Note Guarantee of any Subsidiary Guarantor, in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of such Subsidiary Guarantor, including in each case, without limitation, the Company's and Subsidiary Guarantors' obligations under the Credit Agreement (including any interest accruing subsequent to an event specified in Sections 10.1(g) and 10.1(h) of this Agreement, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code).

            The Company and the Subsidiary Guarantors each covenant and agrees, and each Holder, by its acceptance of a Note, likewise covenants and agrees, that all Notes are pari passu in right of payment with the Indenture Notes, and that the Note Guarantees are pari passu in right of payment with the Indenture Guarantees.

9.2.  NO PAYMENT ON NOTES IN CERTAIN CIRCUMSTANCES.

            (a) No direct or indirect payment or distribution by or on behalf of the Company or any Subsidiary Guarantor, whether pursuant to the terms of the Notes or any Note Guarantee or upon acceleration or otherwise, shall be made if, at the time of such payment, (i) there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness of the Company or such Subsidiary Guarantor and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness, or (ii) the maturity of any Senior Indebtedness has been accelerated in accordance with its terms.

            (b) During the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Holders of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment or distribution may be made by or on behalf of the Company or the applicable Subsidiary Guarantor upon or in respect of the Notes for a period (a "PAYMENT BLOCKAGE PERIOD") commencing on the date of receipt of such notice and ending 179 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Holders from such trustee of, or other representatives for, such holders or by payment in full in cash or cash equivalents of such Designated Senior Indebtedness or such event of default has been cured or waived). Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days; provided, that if any Payment Blockage Period within such 360-day period is initiated by or on behalf of any holders of Designated Senior Indebtedness other than the representative of the holders of Indebtedness under the Credit Agreement, the representative of the holders of Indebtedness under the Credit Agreement may initiate a Payment Blockage Period within such period. Notwithstanding anything in this Agreement to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

            (c) In the event that, notwithstanding the foregoing, any payment shall be received by any Holder when such payment is prohibited by Section 9.2(a) or 9.2(b), each such Holder shall promptly notify the holders of Senior Indebtedness of such prohibited payment and such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear.

9.3.  PAYMENT OVER PROCEEDS UPON DISSOLUTION, ETC.

            (a) Upon any payment or distribution of assets or securities of the Company or any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of the Company or any Subsidiary Guarantor, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon any assignment or marshalling of assets for the benefit of creditors, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event specified in Sections 10.1(g) and 10.1(h), whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders shall be entitled to receive any payment by (or on behalf of) the Company or any Subsidiary Guarantor on account of the Notes or any Note Guarantee, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company or any Subsidiary Guarantor on the Notes or any Note Guarantee, in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company or any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to which the Holders would be entitled, but for the provisions of this Article 9, shall be made by the Company or any Subsidiary Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders if received by them, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to any trustee or trustees under any other indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

            (b) To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company or any Subsidiary Guarantor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

            (c) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of the Company or any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, shall be received by any Holder at a time when such payment or distribution is prohibited by Section 9.3(a) and before all obligations in respect of Senior Indebtedness are paid in full, in cash or cash equivalents, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (pro rata to such holders on the basis of such respective amount of Senior Indebtedness held by such holders) or their representatives, or to the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

            (d) For purposes of this Section 9.3, the words "CASH, PROPERTY OR SECURITIES" shall not be deemed to include, so long as the effect of this clause is not to cause the Notes to be treated in any case or proceeding or similar event described in this Section 9.3 as part of the same class of claims as the Senior Indebtedness or any class of claims pari passu with, or senior to, the Senior Indebtedness for any payment or distribution, securities of the Company or any Subsidiary Guarantor or any other corporation provided for by a plan of reorganization or readjustment that are subordinated, at least to the extent that the Notes and the Notes Guarantees are subordinated, to the payment of all Senior Indebtedness then outstanding; provided that (1) if a new corporation results from such reorganization or readjustment, such corporation assumes the Senior Indebtedness and (2) the rights of the holders of the Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company with or into, another corporation or the liquidation or dissolution of the Company following the sale, conveyance, transfer, lease or other disposition of all or substantially all of its property and assets to another corporation upon the terms and conditions provided in Section 8.13 shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this
Section 9.3 if such other corporation shall, as a part of such consolidation, merger, sale, conveyance, transfer, lease or other disposition, comply (to the extent required) with the conditions stated in Section 8.13. The consolidation of a Subsidiary Guarantor with, or the merger of a Subsidiary Guarantor with or into, another corporation or the liquidation or dissolution of a Subsidiary Guarantor following the sale, conveyance, transfer, lease or other disposition of all or substantially all of its property and assets to another corporation upon the terms and conditions provided in Section 8.8 shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this
Section 9.3.

9.4.  SUBROGATION.

            (a) Upon the payment in full of all Senior Indebtedness in cash or cash equivalents, the Holders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company or any Subsidiary Guarantor made on such Senior Indebtedness until the principal of, premium, if any, and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders would be entitled except for the provisions of this Article 9, and no payment pursuant to the provisions of this Article 9 to the holders of Senior Indebtedness by Holders shall, as between the Company or any Subsidiary Guarantor, its creditors other than holders of Senior Indebtedness, and the Holders, be deemed to be a payment by the Company or any Subsidiary Guarantor to or on account of the Senior Indebtedness. It is understood that the provisions of this Article 9 are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

            (b) If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Article 9 shall have been applied, pursuant to the provisions of this Article 9, to the payment of all amounts payable under Senior Indebtedness, then, and in such case, the Holders shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount required to make payment in full, in cash or cash equivalents, of such Senior Indebtedness.

9.5.  OBLIGATIONS OF COMPANY UNCONDITIONAL.

            (a) Nothing contained in this Article 9 or elsewhere in this Agreement or in the Notes is intended to or shall impair, as among the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall impair as between each Subsidiary Guarantor and the Holders the obligation of such Subsidiary Guarantor, which is absolute and unconditional to pay the Holders the amounts due under the Note Guarantees, as and when the same shall become due and payable in accordance with its terms or is intended to or shall affect the relative rights of the Holders and creditors of the Company or any Subsidiary Guarantor other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Holders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article 9 of the holders of the Senior Indebtedness.

            (b) Without limiting the generality of the foregoing, nothing contained in this Article 9 will restrict the right of the Holders to take any action to declare the Notes to be due and payable prior to the Maturity Date pursuant to Section 10.1 or to pursue any rights or remedies hereunder; provided, however, that all Senior Indebtedness then due and payable or thereafter declared to be due and payable shall first be paid in full, in cash or cash equivalents, before the Holders are entitled to receive any direct or indirect payment from the Company or any Subsidiary Guarantor on the Notes or the Note Guarantees.

9.6.  NOTICE TO HOLDERS.

            The Company shall give prompt written notice to the Holders of any fact known to the Company that would prohibit the making of any payment in respect of the Notes pursuant to the provisions of this Article 9. Nothing contained in this Section 9.6 shall limit the right of the holders of Senior Indebtedness to recover payments as contemplated by this Article 9.

9.7.  RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT.

            Upon any payment or distribution of assets or securities referred to in this Article 9, the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, delivered to the Holders for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company or any Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 9.

9.8. SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF THE COMPANY OR HOLDERS OF SENIOR INDEBTEDNESS.

            No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided in this Article 9 will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Subsidiary Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company or any Subsidiary Guarantor with the terms of this Agreement, regardless of any knowledge thereof that any such holder may have or otherwise be charged with. The provisions of this Article 9 are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness.

9.9.  PROOF OF CLAIM

            In the event of any dissolution, winding up, liquidation or reorganization of the Company or any Subsidiary Guarantor (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the property and assets of the Company or any Subsidiary Guarantor, if any Holder does not file a proper claim or proof in indebtedness with respect to the unpaid balance of its Notes in the form required in such proceeding at least 30 days before the expiration of the time to file such claim or claims, each holder of Senior Indebtedness is hereby authorized to file an appropriate claim for and on behalf of such Holder.

9.10. NOT TO PREVENT EVENTS OF DEFAULT.

            The failure to make a payment on account of principal of, premium, if any, or interest on the Notes by reason of any provision of this Article 9 will not be construed as preventing the occurrence of an Event of Default.

9.11. NO WAIVER OF SUBORDINATION PROVISIONS.

            Without in any way limiting the generality of Section 9.8, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this
Article 9 or the obligations hereunder of the Holders to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Company or any Subsidiary Guarantor and any other Person.

9.12. PAYMENTS MAY BE PAID PRIOR TO DISSOLUTION.

            Nothing contained in this Article 9 or elsewhere in this Agreement shall prevent the Company or any Subsidiary Guarantor, except under the conditions described in Section 9.2 or 9.3, from making payments of principal of, premium, if any, and interest on the Notes unless, at least two Business Days prior to the date upon which such payment becomes due and payable, the Holders shall have received the written notice provided for in
Section 9.2(b) (or there shall have been an acceleration of the Notes prior to such application) or Section 9.6. The Company shall give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of the Company.

9.13. CONSENT OF HOLDERS OF SENIOR INDEBTEDNESS UNDER THE CREDIT AGREEMENT.

            The provisions of this Article 9 (including the definitions contained in Schedule II and references to this Article contained in this Agreement) shall not be amended in a manner that would adversely affect the rights of the holders of Senior Indebtedness under the Credit Agreement, and no such amendment shall become effective unless the holders of Senior Indebtedness under the Credit Agreement shall have consented (in accordance with the provisions of the Credit Agreement) to such amendment. The Holders shall be entitled to receive and rely on an Officers' Certificate stating that such consent has been given.

9.14. RELIANCE BY HOLDERS OF SENIOR INDEBTEDNESS ON SUBORDINATION PROVISIONS.

            Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, the Senior Indebtedness and such holder of the Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, the Senior Indebtedness.

10.   DEFAULT AND REMEDIES.

10.1. EVENTS OF DEFAULT.

            Any of the following events shall constitute an "EVENT OF DEFAULT" hereunder:

            (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise whether or not such payment is prohibited by the provisions of Article 9;

            (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 consecutive days whether or not such payment is prohibited by the provisions of
Article 9;

            (c)   default in the performance or breach of the provisions of
Section 8.13 or the failure to make or consummate an Offer to Purchase in accordance with Section 8.8 or Section 8.9;

            (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in this Agreement or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Holders of 25% or more in aggregate principal amount of the Notes;

            (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $15 million or more in the aggregate for all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

            (f) any final judgment or order (not covered by insurance or subject to an indemnity) for the payment of money in excess of $15 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $15 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

            (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

            (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

            (i) except as permitted by this Agreement, any Note Guarantee by a Subsidiary Guarantor ceases to be in full force and effect or any Subsidiary Guarantor repudiates its obligations under its Note Guarantee.

10.2. ACCELERATION.

            (a) If an Event of Default described in Sections 10.1(g) or (h) shall occur, all of the Notes then outstanding shall automatically become immediately due and payable, without any declaration or other act on the part of any Holder.

            (b) If any other Event of Default shall occur and be continuing, the Required Holders may at any time, at their option, by notice or notices to the Company, declare all of the Notes then outstanding to be immediately due and payable; provided that in event of a declaration of acceleration because an Event of Default set forth in clause (e) of Section 10.1 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

            (c) Upon any Note becoming due and payable under this Section 10.2, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus all accrued and unpaid interest thereon and all other amounts due and payable to the Holder thereof under the Note Documents (to the fullest extent permitted by applicable law), shall be immediately due and payable, in cash, in each and every case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

            (d) Notwithstanding the foregoing, for so long as any Designated Senior Indebtedness is outstanding, no declaration of acceleration shall be effective until five Business Days after the agent or other representative for the holders of the Designated Senior Indebtedness receives notice of such acceleration and thereafter payment may be made only if and to the extent that the subordination provisions described above permit such payment.

10.3. OTHER REMEDIES.

            Subject to the provisions of Article 9, if one or more Defaults or Events of Default shall occur and be continuing, and irrespective of whether any of the Notes have become or have been declared immediately due and payable under
Section 10.2, any Holder at the time outstanding may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any of the other Note Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by applicable law or otherwise.

10.4. RESCISSION.

            At any time after any Notes have been declared due and payable pursuant to Section 10.2(b), the Holders of not less than 75% of the aggregate principal amount of the Notes then outstanding, by notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and premium, if any, on the Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the fullest extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Defaults and Events of Default, other than nonpayment of amounts that have become due solely by reason of such declaration, have been remedied or have been waived pursuant to Section 16 and (c) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or any of the other Note Documents. No rescission and annulment under this Section 10.4 will extend to or affect any subsequent Default or Event of Default or impair any right, power or remedy consequent thereon.

10.5. RESTORATION OF RIGHTS AND REMEDIES.

            If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement or any of the other Note Documents and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then, and in each such case, the Obligors and the Holders shall, subject to any determination in such proceeding, be restored severally to their respective former positions hereunder and under the other Note Documents and, thereafter, all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

10.6. NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

            No course of dealing and no delay on the part of any Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or any of the other Note Documents upon any Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 13.1, the Company will pay to the Holder of each Note, upon demand, such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 10, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

11.   INTEREST; PAYMENTS.

11.1. INTEREST ACCRUAL.

            Interest on each Note shall be computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months, and shall accrue on the unpaid principal amount of such Note from time to time outstanding from and including the date thereof at a rate of 10% (the "INTEREST RATE"). Interest shall be payable in arrears, semi-annually on each April 15th and October 15th (each, an "INTEREST PAYMENT DATE") of each year (commencing on the later of April 15, 2003 and the Interest Payment Date next succeeding the date of issuance of such Note) until the principal amount of such Note shall have become due and payable. Any overdue installment of interest or payment of any principal amount (the due date of such installment or payment to be determined without giving effect to any grace period) shall be payable upon demand and shall bear interest at a rate per annum equal to the lesser of (a) the highest rate allowed by applicable law and (b) the Interest Rate plus two percent (2%) (the "DEFAULT RATE").

11.2. PAYMENTS.

            (a) Interest Payments. The Company shall pay the accrued and unpaid interest on the Notes on each Interest Payment Date, without any presentment of the Notes by the Holders thereof and without any notation of such payment being made thereon. With respect to each Note, payments of accrued and unpaid interest payable on each Interest Payment Date (each, an "INTEREST PAYMENT") shall be made by the Company to the Holder of such Note either (i) in cash or (ii) at the option of the Company, by the issuance of an additional Note
(A) in the form Exhibit A hereto, with such changes thereto, if any, as may be approved by the Company and the Holder, (B) registered in the name of such holder, (C) bearing interest from the relevant Interest Payment Date at the Interest Rate, and (D) having a face value equal to the amount of the Interest Payment applicable to such Note. In the event that an Interest Payment is made by the Company through the issuance of an additional Note as provided in the previous sentence, such Interest Payment shall be deemed paid in full and shall not constitute an overdue installment of interest.

            (b) Payment of Principal Upon Maturity. With respect to each Note, on the Maturity Date, the principal amount of such Note shall become due and payable and shall be paid by the Company, together with any accrued and unpaid interest on such Note, to the Holder thereof in cash.

            (c) Mechanism for Payments in Cash. Any cash payment required to be made by the Company under this Article 11 shall be made by wire transfer of immediately available funds to an account designated in writing by the Holder to whom such payment is due.

12.   NOTES GUARANTEE.

12.1. NOTES GUARANTEE.

            By its execution of this Agreement, each of the Subsidiary Guarantors acknowledges and agrees that it receives substantial benefits from the Company and that such party is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits. Accordingly, subject to the provisions of this Article 12, each of the Subsidiary Guarantors hereby, jointly and severally, fully and unconditionally Guarantees, to the extent permitted by law, to each Holder of Notes hereunder:
(i) the due and punctual payment of the principal of, premium, if any, on and interest on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, and the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other payment obligations of the Company to the Holders, all in accordance with the terms of such Note and this Agreement and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other payment obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, on the Maturity Date, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in the second succeeding paragraph.

            Each Notes Guarantee shall be Guaranteed on a senior subordinated basis in accordance with Article 9 hereof.

            Each Subsidiary Guarantor and by its acceptance hereof each Holder hereby confirms that it is the intention of all such parties that the Guarantee by such Subsidiary Guarantor pursuant to its Notes Guarantee not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and such Subsidiary Guarantor hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Note Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to the following paragraph, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting such fraudulent transfer or conveyance.

            In order to provide for just and equitable contribution among the Subsidiary Guarantors, the Subsidiary Guarantors agree, inter se, that in the event any payment or distribution is made by any Subsidiary Guarantor (a "FUNDING SUBSIDIARY GUARANTOR") under its Note Guarantee, such Funding Subsidiary Guarantor shall be entitled to a contribution from all other Subsidiary Guarantors in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor (including the Funding Subsidiary Guarantor) for all payments, damages and expenses incurred by that Funding Subsidiary Guarantor in discharging the Company's obligations with respect to the Notes or any other Subsidiary Guarantor's obligations with respect to its Notes Guarantee. "ADJUSTED NET ASSETS" of such Subsidiary Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Notes Guarantee, of such Subsidiary Guarantor at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any other Subsidiary Guarantor in respect of the obligations of such Subsidiary Guarantor under the Notes Guarantee of such Subsidiary Guarantor), excluding debt in respect of its Notes Guarantee, as they become absolute and matured.

            Each of the Subsidiary Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, the benefit of discussion, protest or notice with respect to any such Note or the debt evidenced thereby and all demands whatsoever (except as specified above), and covenants that this Note Guarantee will not be discharged as to any such Note except by payment in full of the principal thereof and interest thereon. In the event of any declaration of acceleration of such obligations as provided in
Article 10, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purposes of this
Article 12. In addition, without limiting the foregoing provisions, upon the effectiveness of an acceleration under Article 10, the Holders may promptly make a demand for payment on the Notes under the Note Guarantee provided for in this
Article 12.

            The obligations of each Subsidiary Guarantor under its Note Guarantee are independent of the obligations Guaranteed by such Subsidiary Guarantor hereunder, and a separate action or actions may be brought and prosecuted by the Holders, subject to the terms and conditions set forth in this Agreement, against a Subsidiary Guarantor to enforce this Note Guarantee, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions.

            If any Holder is required by any court or otherwise to return to the Company or any Subsidiary Guarantor, or any custodian, receiver, liquidator, trustee, sequestrator or other similar official acting in relation to Company or such Subsidiary Guarantor, any amount paid to such Holder in respect of a Note, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each of the Subsidiary Guarantors further agrees, to the fullest extent that it may lawfully do so, that, as between it, on the one hand, and the Holders, on the other hand, the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 10 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition extant under any applicable bankruptcy or similar law preventing such acceleration in respect of the obligations Guaranteed hereby.

            Each of the Subsidiary Guarantors hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company or any other Subsidiary Guarantor that arise from the existence, payment, performance or enforcement of its obligations under this Note Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Holders against the Company or any Subsidiary Guarantor or any collateral which any such Holder hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or a Subsidiary Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to a Subsidiary Guarantor in violation of the preceding sentence and the principal of, premium, if any, and accrued interest on the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Holders to be credited and applied upon the principal of, premium, if any, and accrued interest on the Notes. Each of the Subsidiary Guarantors acknowledges that it will receive direct and indirect benefits from the issuance of the Notes pursuant to this Agreement and that the waivers set forth in this Section 12.1 are knowingly made in contemplation of such benefits.

12.2. OBLIGATIONS UNCONDITIONAL.

            Nothing contained in this Article 12 or elsewhere in this Agreement or in the Notes is intended to or shall impair, as among any Subsidiary Guarantor and the Holders, the obligation of such Subsidiary Guarantor, which is absolute and unconditional, upon failure by the Company, to pay to the Holders the principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of such Subsidiary Guarantor, nor shall anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Agreement.

            Without limiting the foregoing, nothing contained in this Article 12 will restrict the right of the Holders to take any action to declare the Note Guarantees to be due and payable prior to the Maturity Date pursuant to Section
10.2 or to pursue any rights or remedies hereunder.

12.3. ADDITIONAL NOTE GUARANTEES AND RELEASE.

            Each Restricted Subsidiary of the Company which is not a Foreign Subsidiary shall Guarantee the Notes on a senior subordinated basis and the Company shall cause each future Restricted Subsidiary which is not a Foreign Subsidiary to execute a supplemental agreement pursuant to which such Restricted Subsidiary will Guarantee the obligations of the Company under the Notes. In addition, the Company shall cause any Restricted Subsidiary which is a Foreign Subsidiary and which Guarantees the Company's obligations under the Credit Agreement to Guarantee the obligations of the Company under the Notes on a senior subordinated basis for as long as Indebtedness under the Credit Agreement is guaranteed by such Foreign Restricted Subsidiary. In the event that the Company is required to cause a Restricted Subsidiary to become a Subsidiary Guarantor pursuant to this Section 12.3 or Section 8.6, the Company shall cause such Restricted Subsidiary to execute a supplemental agreement, agreeing to be bound by the provisions of this Agreement, including the Note Guarantee herein, which are applicable to Subsidiary Guarantors.

            Any Note Guarantee by a Subsidiary Guarantor, whether given at the time the Notes are issued or thereafter, shall be automatically and unconditionally released and discharged upon (i) any sale, transfer or other disposition of all or substantially all of the assets of such Subsidiary by way of merger, consolidation or otherwise, or a sale, transfer or other disposition (including, without limitation, by foreclosure or a transfer in lieu of foreclosure) of at least a majority of the Voting Stock of such Subsidiary or a direct or indirect parent of such Subsidiary beneficially owning at least a majority of the Voting Stock of such Subsidiary to any Person not a Subsidiary,
(ii) the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such Guarantee, or (iii) the designation of such Subsidiary as an Unrestricted Subsidiary.

12.4. NOTICE.

            A Subsidiary Guarantor shall give prompt written notice to the Holders of any fact known to such Subsidiary Guarantor which would prohibit the making of any payment in respect of the Note Guarantee pursuant to the provisions of this Article 12.

13.   EXPENSES, INCREASED COSTS AND INDEMNIFICATION, ETC.

13.1. TRANSACTION EXPENSES.

            The Company will pay, within 15 days of each demand therefor (such demand to be accompanied by supporting documentation in reasonable detail), all costs and expenses incurred by (i) any Holder (including, without limitation, reasonable attorneys' fees) in connection with the preparation, execution, delivery and administration of this Agreement, the Notes and the other Note Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Note Documents (whether or not such amendment, waiver or consent becomes effective), or (ii) by Doughty Hanson & Co. Limited or any of its Affiliates (including, without limitation, reasonable attorneys' fees) in connection with the preparation, execution, delivery and administration of the Investor Funding Agreement dated as of May 10, 2002, among the Purchaser, the Company and JP Morgan Chase Bank and any documents intended to enable the Purchaser to enter into this Agreement to procure the funds necessary to do so, including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Note Documents, or by reason of being a Holder, and (b) the reasonable costs and expenses (including, without limitation, financial advisors' fees) incurred in connection with the insolvency or bankruptcy of any Obligor or any of its Subsidiaries or in connection with any work-out, renegotiation or restructuring of any of the transactions contemplated hereby, by the Notes or by the other Note Documents. The Company will pay, and will save you and each other Holder harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you or any such Holder).

13.2. INDEMNITY.

            (a)   In addition to the payment of costs and expenses pursuant to
Section 13.1, the Company agrees to indemnify, pay and hold each Holder and its affiliates and their respective officers, directors, employees, attorneys, agents and other advisors (each, an "INDEMNIFIED PARTY"), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims, and all reasonable costs, expenses and disbursements, of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel for such Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to, or in connection with (i) this Agreement, the Notes, the other Note Documents or any of the transactions contemplated hereby or thereby, (ii) your agreement to purchase Notes, (iii) any use or intended use of the proceeds of any of the Notes or (iv) the actual or alleged presence of hazardous materials on any property of the Company or any of its Subsidiaries or any environmental action relating in any way to the Company or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Company, any of its Subsidiaries, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not any sale and purchase of the Notes pursuant to this Agreement is effected (collectively, the "INDEMNIFIED LIABILITIES"); provided that the Company shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Party as determined in a final non-appealable judgment by a court of competent jurisdiction.

            (b) The Company will not, without the prior written consent of each of the applicable Indemnified Parties, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification of such Indemnified Party may be sought under subsection (a) of this Section 13.2 unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnified Party from any and all claims against such Indemnified Party and any and all liabilities thereof arising out of or relating to such action, claim, suit or proceeding.

            (c) The Company also agrees not to assert any claim against you, any other Person in whose name or for whose benefit such Person holds or at any time held any Notes, or any of your or their affiliates, or any of your or their respective officers, directors, employees, attorneys, agents and other advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to (i) this Agreement, the Notes or any of the other Note Documents, or any of the transactions contemplated hereby or thereby, (ii) your agreement to purchase the Notes or (iii) any use or intended use of the proceeds of any of the Notes.

            (d) If and to the extent that the undertaking to indemnify, pay and hold harmless the Indemnified Parties set forth in this Section 13.2 is judicially determined to be unavailable to an Indemnified Party in respect of, or is insufficient with respect to, any liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims (and reasonable costs, expenses and disbursements relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company and its Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, from this Agreement and the sale and purchase of the Notes or (ii) if the allocation provided by clause (i) of this subsection (d) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and its Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, in connection with such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or claims, as well as any other relevant equitable considerations.

13.3. TAXES.

            (a) Provided that the recipient has complied with subsection (e) of this Section 13.3, any and all payments by or on behalf of the Company hereunder or under the Notes and the Note Documents shall be made, in accordance with the terms of the Notes and the other applicable Note Documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes and branch profits taxes that are imposed by the United States of America, net income taxes, branch profits taxes and franchise taxes imposed by the jurisdiction in which any Holder holds the Notes and net income taxes and franchise taxes (whether based on income or capital) that are imposed on such Holder by the state or foreign jurisdiction under the laws of which such Holder is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder, under the Notes or any of the Note Documents being hereinafter referred to as "TAXES"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under any Note or any of the Note Documents to any Holder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.3) such Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Any refund or rebate which a Holder, in its sole opinion, determines that it has finally and irrevocably received, in respect of Taxes for which such party has received indemnification from the Company hereunder shall be paid to the Company to the extent so doing will not, in such Holder's sole determination, prejudice the retention of such refund or rebate and provided that doing so will leave such Holder in no worse position than it would have been in if the Company had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Holder to arrange its tax affairs in whatever manner it thinks fit nor oblige any Holder to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Holder to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

            (b) In addition, the Company shall pay any present or future transfer, stamp, documentary, excise, property or other similar taxes, assessments, charges or levies that arise from any payment made hereunder or under the Notes or any of the other Note Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, any Note or any of the other Note Documents, and all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing or perfection of any Lien contemplated under any of the other documents referred to herein or therein (hereinafter referred to as "OTHER TAXES").

            (c) The Company agrees to indemnify, pay and hold each Holder harmless from and against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 13.3, imposed on or paid by such Holder as a result of receiving any payment by or on behalf of the Company hereunder or under any Notes and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 20 days from the date such Holder makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Holder shall be conclusive absent fraud, misrepresentation or manifest error.

            (d) Within 30 days after the date of any payment of Taxes, the Company shall furnish to each Holder, at its address referred to in Section 17, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under any Note or any of the other Note Documents by or on behalf of the Company through an account or branch outside the United States or by or on behalf of the Company by a payor that is not a United States person, if the Company determines that no Taxes are payable in respect thereof, the Company shall furnish, or shall cause such payor to furnish, to each Holder, at such address, an opinion of counsel acceptable to each Holder stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) of this Section 13.3, the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

            (e) Each Holder organized under the laws of a jurisdiction outside the United States shall, on or prior to the date on which it becomes a Holder, and from time to time thereafter as requested in writing by the Company (but only so long thereafter as such Holder remains lawfully able to do so), provide the Company with two original Internal Revenue Service forms W-8BEN or W-8ECI (and, if such Holder delivers a form W-8BEN, a certificate representing that such Holder is not a "BANK" for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Holder is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement, the Notes held thereby or any of the other Note Documents or, in the case of a Holder that has provided a form W-8ECI, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Holder pursuant to this subsection (e) at the time such Holder first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Holder provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the transfer pursuant to which a Holder transferee becomes a party to this Agreement, the Holder transferor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) United States withholding tax, if any, applicable with respect to the Holder transferee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI (or the related certificate described above) that the Holder reasonably considers to be confidential, such Holder of the Notes shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

            (f) For any period with respect to Holder of the Notes has failed to provide the Company with the appropriate form or document described in subsection (e) of this

Section 14.3 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under such subsection (e)), such Holder shall not be entitled to additional amounts or indemnification under subsection (a) or (c) of this Section 13.3 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should such Holder become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Holder shall reasonably request to assist such Holder to recover such Taxes.

            (g) Any Holder claiming any additional amounts payable pursuant to this Section 13.3 shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or such change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Holder, be otherwise disadvantageous to such Holder.

            (h) In the event any Subsidiary Guarantor shall be required to make any payments pursuant to the Notes Guarantee contained in Section 12, such Subsidiary Guarantee shall comply with the provisions of this Section 13.3 as if it were the Company.

13.4. INCREASED COSTS.

            (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Holder of agreeing to make or of making, funding or maintaining its investment in the Notes (excluding for purposes of this Section 13.4 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section
13.3 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States of America or by the foreign jurisdiction or state in which such Holder holds the Notes or under the laws of which such Holder is organized or any political subdivision thereof), then the Company shall from time to time, upon demand by such Holder, pay to such Holder additional amounts sufficient to compensate such Holder in full for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company by such Holder, shall be conclusive and binding for all purposes, absent manifest error.

            (b) If any Holder determines that compliance with any law or regulation or any guideline, directive or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Holder or any corporation controlling such Holder and that the amount of such capital is increased by or based upon the existence of such Holder's investment in (or its commitment hereunder to invest in) the Notes, then, upon demand by such Holder, the Company shall pay to such Holder, from time to time as specified by such Holder, additional amounts sufficient to compensate such Holder in the light of such circumstances, to the extent that such Holder reasonably determines such increase in capital to be allocable to the existence of such Holder's investment in (or its commitment hereunder to invest in) the Notes.

A certificate as to such amounts submitted to the Company by such Holder shall be conclusive and binding for all purposes, absent manifest error.

13.5. SURVIVAL.

      The obligations of the Company under this Section 13 shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any of the other Note Documents, and the termination of this Agreement and any commitment to purchase Notes hereunder and, in respect of any Person in whose name or for whose benefit such Person held any Note, the date on which such Person no longer holds, or no longer holds in the name of or for the benefit of any other Person, any Note.

14.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1. REGISTRATION OF NOTES.

            The Company shall keep at its principal executive office a register for the registration and registration of transfers of the principal amount of and stated interest on each of the Notes. The name and address of each Holder, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer and the issuance of one or more new Notes as provided in Section 14.2, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Agreement and the other Notes Documents, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Holder, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders.

            Notwithstanding the foregoing, upon issuance of the original Note (or Notes) to the Purchaser (or its nominee) on the Purchase Date, the Purchaser (or its nominee) shall be deemed and treated as owner and Holder thereof for all purposes of this Agreement until such Notes have been duly transferred as provided in Section 14.2.

14.2. TRANSFER AND EXCHANGE OF NOTES.

            (a) Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note (or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each Note shall be payable to such Person as such Holder may request and shall be in substantially the form of Exhibit A attached hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000 provided that, if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000.

            (b) Any transferee, by its acceptance of a Note (or Rollover Note) registered in its name (or the name of its nominee), shall be deemed (i) to have made the representations set forth in Sections 6.1 and 6.2 and (ii) to confirm to and agree with the transferor and the other parties hereto as follows:

            (A) other than as provided in any written instrument of transfer executed by the transferor and such transferee, such transferor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Note Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant hereto or thereto;

            (B) such transferor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Obligor or the performance or observance by any Obligor of any of its obligations under this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant thereto;

            (C) such transferee confirms that it has received a copy of this Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to purchase the Note or Notes being purchased thereby;

            (D) such transferee will, independently and without reliance upon the transferor or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and

            (E) such transferee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Holder.

14.3. REPLACEMENT OF NOTES.

            Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership and the loss, theft, destruction or mutilation of any Note

            (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; provided that if the Holder of such Note is, or is a nominee for, an original purchaser of any of the Notes or any other institutional investor, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory, or

            (b) in the case of mutilation, upon surrender and cancellation thereof, the Company, at its own expense, shall execute and deliver, in lieu thereof, a new Note dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

            All representations and warranties contained herein and in the other Note Documents, and in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement or any of the other Note Documents, shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Notes or portion thereof or interest therein and the payment of any Notes, and may be relied upon by any subsequent Holder as of the date made or deemed made, regardless of any investigation made at any time by or on behalf of you or any other Holder. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement or any of the other Note Documents shall be deemed representations and warranties of the Company under this Agreement. Subject to the immediately preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between you and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

16.   AMENDMENT AND WAIVER.

16.1. REQUIREMENTS.

            This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with and only with the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 5 or 6 will be effective as to you unless consented to in writing by you and (b) no such amendment or waiver shall, without the written consent of each Holder at the time outstanding, do any of the following at any time:

            (i) subject to the provisions of Section 10 relating to acceleration or rescission, change the amount or the time of any prepayment, repurchase or payment of principal of, or reduce the rate, or change the time fixed for any payment or change the method of computation of interest on, the Notes;

            (ii) change the percentage of the aggregate principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver;

            (iii) subordinate the Notes (or any of them) to any other obligations of the Company now or hereafter existing (other than as provided in this Agreement);

            (iv) reduce or limit any Obligor's liability with respect to any obligations owing to you, or any other Holder under or in respect of any of the Note Documents; or

            (v) amend any of Sections 7, 10.1(a), 10.1(b), 10.2 through 10.5 or 15.1.

Notwithstanding any of the foregoing provisions of this Section 16.1, (a) none of the defined terms set forth in Schedule II attached hereto shall be amended, supplemented or otherwise modified in any manner that would change the meaning, purpose or effect of this Section 16.1 or any Section referred to herein unless such amendment or modification is agreed to in writing by the Holders otherwise required to amend or waive such Section under the terms of this Section 16.1 and
(b) this Agreement and the Notes shall not be amended, supplemented or otherwise modified without the consent of the Administrative Agent (as defined in the Credit Agreement), which consent shall not be unreasonably withheld.

16.2. SOLICITATION OF HOLDERS OF NOTES.

            (a) Solicitation. The Company will provide each Holder (irrespective of the amount of Notes then owned or otherwise held by it at the time) with sufficient information, reasonably far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement or any of the other Note Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 16 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

            (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Note Documents, unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder then outstanding even if such Holder did not consent to such waiver or amendment.

16.3. BINDING EFFECT, ETC.

            Any amendment or waiver consented to as provided in this Section 16 applies equally to all Holders and is binding upon them, upon each future Holder and upon each Obligor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right, power or remedy consequent thereon. No course of dealing nor any delay on the part of any Holder exercising any right, power or remedy hereunder or under any of the other Note Documents shall operate as a waiver of any right, power or remedy of any Holder; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided under this Agreement and the other Note Documents are cumulative and not exclusive of any rights, powers or remedies provided by applicable law.

16.4. NOTES HELD BY COMPANY, ETC.

            Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any of the other Note Documents, or have directed the taking of any action provided for herein or in any of the other Note Documents to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

17.   NOTICES.

            (a) All notices and other communications provided for hereunder shall be in writing and delivered by telecopier or (if expressly permitted under the applicable provisions hereof) by telephone, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), by registered or certified mail with return receipt requested (postage prepaid) or by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule I attached hereto, or at such other address as you or it shall have specified to the Company in writing;

            (ii) if to any other Holder, to such Holder at such address as such other Holder shall have specified to the Company in writing; or

            (iii) if to the Company, to the Company at its address set forth on the first page of this Agreement to the attention of President, or at such other address as the Company shall have specified to the Holder of each
      Note in writing.

All notices and other communications provided for under this Section 17 will be deemed given and effective only when actually received.

            (b) If any notice required under this Agreement or any of the other Note Documents is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by you shall be binding upon the Company notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to you; provided that any such action taken or omitted to be taken by you shall have been in good faith and in accordance with the terms of this Agreement.

18.   REPRODUCTION OF DOCUMENTS.

            This Agreement, each of the other Note Documents and all other agreements, certificates and other documents relating thereto, including, without limitation, (a) amendments, waivers and consents of or to this Agreement or any other Note Document that may hereafter be executed, (b) documents received by you on the Purchase Date (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18 shall not prohibit the Company or any Holder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

19.   MISCELLANEOUS.

19.1. SUCCESSORS AND ASSIGNS.

            Nothing in this Agreement shall restrict the Purchaser's right to resell the Notes to one or more third parties, whether by assignment or otherwise.

            All covenants and other agreements contained in this Agreement or any of the other Note Documents by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder), whether or not so expressed.

19.2. PAYMENTS DUE ON NON-BUSINESS DAYS.

            Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, or premium, if any, or interest on, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the items payable on such next succeeding Business Day.

19.3. SATISFACTION REQUIREMENT.

            Except as otherwise provided herein or in any of the other Note Documents, if any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement or any of the other Note Documents required to be satisfactory to you or to the Required Holders, the determination of such satisfaction shall be made by you or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised reasonably and in good faith) of the Person or Persons making such determination.

19.4. SEVERABILITY.

            Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

19.5. CONSTRUCTION; ACCOUNTING TERMS, ETC.

            (a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

            (b) Except as otherwise expressly provided in this Agreement or any of the other Note Documents, all accounting terms used herein or therein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to you hereunder shall be prepared, in accordance with GAAP.

19.6. COMPUTATION OF TIME PERIODS.

            In this Agreement, in the computation of periods of time from a specific date to a later specified date, the word "from" means "from and including", the word "through" means "through and including", and the words "to" and "until" each mean "to but excluding".

19.7. EXECUTION IN COUNTERPARTS.

            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

19.8. EXHIBITS AND SCHEDULES.

            All Exhibits and Schedules hereto shall be provided prior to the Purchase Date and shall be in such form as is agreed between the Company and the Purchaser.

19.9. GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC.

            (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

            (b) The Company hereby irrevocably and unconditionally submits, for itself and its property and assets, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes or the other Note Documents, or for recognition or enforcement of any judgment in respect thereof, and the Company hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the fullest extent permitted by applicable law, in such federal court. The Company hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to the Company, at its address specified in Section 17 or by any other method permitted by law. The Company hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect the right of any Holder to serve legal process in any other manner permitted by law or any right that any Holder may otherwise have to bring any action or proceeding relating to this Agreement, the Notes or the other Note Documents in the courts of any jurisdiction.

            (c) The Company irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement, the Notes or the other Note Documents in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

19.10. WAIVER OF JURY TRIAL.

            EACH OF THE COMPANY AND THE HOLDERS OF THE NOTES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER NOTE DOCUMENTS, ANY DOCUMENT DELIVERED UNDER THE NOTE DOCUMENTS OR THE ACTIONS OF ANY HOLDER OF THE NOTES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                                              Very truly yours,

                                              KNOWLES ELECTRONICS HOLDINGS, INC.


                                              By
                                                 -------------------------------
                                                 Name:  John Zei
                                                 Title: President

                                              SUBSIDIARY GUARANTORS:


                                              KNOWLES ELECTRONICS, LLC


                                              By
                                                 -------------------------------
                                                 Name:  John Zei
                                                 Title: President



                                              KNOWLES INTERMEDIATE HOLDING, INC.


                                              By
                                                 -------------------------------
                                                 Name:  John Zei
                                                 Title: President



                                              EMKAY INNOVATIVE PRODUCTS, INC.


                                              By
                                                 -------------------------------
                                                 Name:  John Zei
                                                 Title: President



                                              KNOWLES MANUFACTURING LTD.


                                              By
                                                 -------------------------------
                                                 Name:  John Zei
                                                 Title: President



                                              SYNCHRO START PRODUCTS, INC.


                                              By
                                                 -------------------------------
                                                 Name:  John Zei
                                                 Title: President

                                     * * * *

      If you are in agreement with the foregoing, please sign in the appropriate space provided below and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.


                                                  Very truly yours,

                                                  KEY ACQUISITION, L.L.C.


                                                  By
                                                     ---------------------------
                                                     Name:  Kevin Luzak
                                                     Title: Director

                                                                      SCHEDULE I


                      INFORMATION RELATING TO THE PURCHASER

NAME OF PURCHASERS:                                      COMMITMENT:
      Key Acquisition, L.L.C.                            $10,000,000

NAME(S) FOR REGISTRATION OF NOTES PURCHASED:
      Key Acquisition, L.L.C.

MAILING ADDRESS:  Key Acquisition, L.L.C.
                  c/o Doughty Hanson & Co., Inc.
                  47th Floor, Carnegie Hall Tower
                  152 West 57th Street
                  New York, NY 10019
                  Attention:  Richard Lund
                  Telephone No.:  (212) 641-3700
                  Telecopier No.: (212) 641-3750

WIRE INSTRUCTIONS (INCLUDING ABA NO. AND ACCOUNT NO.)
      FOR PAYMENT OF PRINCIPAL AND INTEREST:*

      Key Acquisition, L.L.C.
      Bank
      ABA No.
      In favor of:
      Attention:
      Account #:

UNITED STATES TAX IDENTIFICATION NO. (IF ANY):   13-4068119


--------
* To be provided prior to cash payment.

                                                                     SCHEDULE II


                                  DEFINED TERMS

            As used in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the term defined):

            "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition or merger or consolidation shall not be Acquired Indebtedness.

            "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

            (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

            (ii) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of
      Section 8.3, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

            (iii) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of
      Section 8.3, the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

            (iv) any net gains or losses (on an after-tax basis) attributable to Asset Sales;

            (v) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of
      Section 8.3, any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries; and

            (vi)  all extraordinary and non-recurring gains and losses.

            "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company, excluding Unrestricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee.

            "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "AGREEMENT" means this Note Purchase Agreement, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms of Section 16.

            "ASSET ACQUISITION" means:

            (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; or

            (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person (other than the Company or any of its Restricted Subsidiaries) that constitute substantially all of a division or line of business of such Person.

            "ASSET DISPOSITION" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of:

            (i) all or substantially all of the Capital Stock of any Restricted Subsidiary; or

            (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

            "ASSET SALE" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

            (i) all or any of the Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by Persons other than the Company or a Restricted Subsidiary), and other than the Capital Stock of a non-Wholly Owned Restricted Subsidiary if, after giving effect to such sale, the Company maintains its percentage ownership on a fully-diluted basis of such non-Wholly Owned Subsidiary;

            (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

            (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary,

            (iv) and, in the case of (i), (ii) or (iii), that is not governed by the provisions of Section 8.13, provided that "Asset Sale" shall not include:

            (a) sales or other dispositions of inventory, receivables and other current assets, licenses of intellectual property and sales or other dispositions of other assets in the ordinary course of business;

            (b) sales or other dispositions of assets constituting a Restricted Payment permitted to be made under Section 8.3;

            (c) sales or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold or disposed of, to the extent that the consideration received would constitute Replacement Assets as defined in Section 8.8;

            (d) trade-ins, trade-ups and other similar exchanges of equipment of the Company and its Restricted Subsidiaries for other equipment to be used in the ordinary course of business;

            (e) sales or other dispositions of assets that have become obsolete, worn out or surplus for the purpose for which such assets are normally used or which are no longer required for use in connection with the business of the Company or any of its Restricted Subsidiaries;

            (f)   the making of a Permitted Investment; or

            (g) sales or other dispositions of assets (other than assets disposed in accordance with clauses (a) through (f) above) in a maximum aggregate amount of $2 million in a fiscal year.

            "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

            "BOARD OF DIRECTORS" means the Board of Directors of the Company.

            "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

            "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized by law to close.

            "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Purchase Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

            "CAPITALIZED LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

            "CAPITALIZED LEASE OBLIGATIONS" means the discounted present value of the rental obligations under a Capitalized Lease.

            "CHANGE OF CONTROL" means such time as

            (i) prior to a Public Equity Offering, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Existing Stockholders becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date and (b) after a Public Equity Offering, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Existing Stockholders becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or

            (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved or who are otherwise elected by a majority vote of the Existing Stockholders) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

            "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

            "COMMODITIES AGREEMENT" means any commodity future or options contract or other similar agreement or arrangement.

            "COMMON STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether outstanding on the Purchase Date or issued thereafter, including, without limitation, all series and classes of such common stock.

            "COMPANY" has the meaning specified on page one of this Agreement.

            "CONSOLIDATED EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

            (i)   Consolidated Interest Expense;

            (ii) income taxes (other than income taxes, either positive or negative, attributable to extraordinary or non-recurring gains or losses);

            (iii) depreciation expense;

            (iv) amortization expense; and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company, excluding Unrestricted Subsidiaries, in conformity with GAAP, provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

            "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to the definition of Adjusted Consolidated Net Income or the definition of Consolidated EBITDA (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to the definition of Adjusted Consolidated Net Income or the definition of Consolidated EBITDA) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Indenture Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

            "CREDIT AGREEMENT" means the Credit Agreement dated as of June 28, 1999, as amended and restated as of July 21, 1999, among the Company, The Chase Manhattan Bank, as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Chase Securities Inc., as lead arranger and book manager, and the lenders party thereto, providing for a senior secured credit facility, as the same has been and may be amended (including any amendment and restatement thereof), modified, supplemented, extended, renewed, restated, refunded, refinanced, restructured or replaced from time to time.

            "CURRENCY AGREEMENT" means any foreign exchange contract, currency future or options contract, currency swap agreement or other similar agreement or arrangement.

            "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

            "DEFAULT RATE" has the meaning specified in Section 11.1.

            "DESIGNATED SENIOR INDEBTEDNESS" means:

            (i)   any Indebtedness under the Credit Agreement; and

            (ii) any other Indebtedness constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of at least $25 million and that is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness," as long as such designation is consented to by the Required Lenders (as defined in the Credit Agreement).

            "DISQUALIFIED STOCK" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

            (i)   required to be redeemed prior to the Maturity Date;

            (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Maturity Date; or

            (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Maturity Date;

provided, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Maturity Date shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 8.8 and 8.9 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to Sections
8.8 and 8.9.

            "DOLLARS" or "$" each means the lawful currency of the United
States.

            "EVENT OF DEFAULT" has the meaning provided in Section 10.1.

            "EXCESS PROCEEDS" has the meaning provided in Section 8.8.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended,

            "EXISTING STOCKHOLDERS" means Doughty Hanson & Co. Limited or any of its Affiliates, any limited partnership of which any of them is general partner and any investment fund controlled or managed by any of them or under common control therewith.

            "FAIR MARKET VALUE" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

            "FOREIGN SUBSIDIARY" means a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof.

            "FUNDING SUBSIDIARY GUARANTOR" has the meaning provided in Section 12.1.

            "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Indenture Note Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in this Agreement shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of this Agreement shall be made without giving effect to (i) any fees or expenses incurred in connection with the Recapitalization or any fees or expenses incurred in connection with the offering of the Indenture Notes and
(ii) except as otherwise provided, the amortization of any amounts required or permitted to be amortized by Accounting Principles Board Opinion Nos. 16 and 17.

            "GOVERNMENTAL AUTHORITY" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

            "GOVERNMENTAL AUTHORIZATION" means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority necessary in order for the Company or any of its Subsidiaries (a) to own or lease and operate their respective property and assets or to conduct their respective businesses or (b) to issue and sell the Notes pursuant to the terms of this Agreement and to perform their other obligations under or in respect of the Note Documents.

            "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

            (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

            (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

            "HOLDER" means, with respect to any Note, (i) prior to the transfer by the Purchaser (or if the Notes are originally issued to its nominee, its nominee) pursuant to Section 14.2, the Purchaser (or its nominee), and (ii) after such transfer, the Person in whose name such Note is registered.

            "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness, provided, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

            "INDEBTEDNESS" means, with respect to any Person at any date of determination (without duplication):

            (i)   all indebtedness of such Person for borrowed money;

            (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

            (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

            (v)    all Capitalized Lease Obligations;

            (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

            (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

            (viii) to the extent not otherwise included in this definition, net obligations under Currency Agreements, Commodities Agreements and Interest Rate Agreements other than such agreements entered into in the ordinary course of business designed solely to protect the Company and its Subsidiaries against foreign currency exchange rates, fluctuations in commodities prices or fluctuations in interest rates.

            The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and such Debt and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

            "INDEMNIFIED LIABILITIES" has the meaning specified in Section 13.2(a).

            "INDEMNIFIED PARTY" has the meaning specified in Section 13.2(a).

            "INDENTURE" means that certain Indenture, dated as of October 1, 1999, among the Company, the Subsidiary Guarantors (as defined therein) and the Bank of New York (as Trustee), as it may be amended or supplemented from time to time.

            "INDENTURE GUARANTEES" means the Guarantees of the Indenture Notes by the Subsidiary Guarantors pursuant to the Indenture.

            "INDENTURE NOTE ISSUE DATE" means the date on which the Indenture Notes were originally issued under the Indenture.

            "INDENTURE NOTES" means the Company's 13-1/8% Senior Subordinated Notes due 2009 issued pursuant to the Indenture.

            "INTEREST COVERAGE RATIO" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have filed with the Commission or provided to the Trustee (the "FOUR QUARTER PERIOD") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,

                  (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "REFERENCE PERIOD") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness incurred or repaid under a revolving credit or similar arrangement in effect on the last day of such Four Quarter Period except to the extent of any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness has been Incurred or repaid on the first day of such Reference Period;

                  (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

                  (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

                  (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a

            Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided, that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available. In addition, to the extent that clauses (C) and (D) of the preceding sentence require that pro forma effect be given to an asset acquisition, the Consolidated EBITDA of the acquired entities shall be included after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and other distribution methods, reduction in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Company, provided, that such cost savings could be reflected in pro forma financial statements under GAAP.

            "INTEREST PAYMENT" has the meaning specified in Section 11.2.

            "INTEREST PAYMENT DATE" has the meaning specified in Section 11.1.

            "INTEREST RATE" has the meaning specified in Section 11.1.

            "INTEREST RATE AGREEMENT" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

            "INTERNAL REVENUE CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued from time to time thereunder.

            "INVESTMENT" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

            (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

            (ii) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of
      Section 8.5.

            For purposes of the definition of "Unrestricted Subsidiary" and
Section 8.3, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments, (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer and (iv) the amount of, or reduction in, an Investment shall be equal to the fair market value thereof at the time such investment is made or reduced.

            "IPO" means an initial registered public offering of the Company's common stock which is a primary offering.

            "JUNIOR SUBORDINATED EXCHANGE NOTES" means the junior subordinated exchange notes of the Company, substantially in the form annexed to the Company's Restated Certificate of Incorporation as in effect on the Indenture
Note Issue Date, that are subordinated in right of payment to the Notes and issued in exchange for the Series A-1 Preferred Stock of the Company.

            "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or material agreements, of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Obligor to perform its obligations under this Agreement or any of the other Note Documents to which it is or is to be a party, or (c) the rights and of or benefits available to you, or any of the other Holders under this Agreement or any of the other Note Documents.

            "MATURITY DATE" has the meaning specified in Section 1.

            "MOODY'S" means Moody's Investors Service, Inc. and its successors.

            "NET CASH PROCEEDS" means:

            (i) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, consultants and investment bankers) related to such Asset Sale,
      (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

            (ii) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

            "NOTE DOCUMENTS" means, collectively, this Agreement, the Notes and all other agreements, instruments and other documents evidencing any obligation of the Company or any of the other Obligors with respect to the Notes or to the Holders, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 16.

            "NOTE GUARANTEES" means the Guarantees of the Notes by the Subsidiary Guarantors pursuant to this Agreement.

            "NOTES" has the meaning specified in Section 1.

            "OBLIGORS" means, collectively, the Company and the Subsidiary Guarantors.

            "OFFER TO PURCHASE" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to each Holder stating:

            (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

            (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "PAYMENT DATE");

            (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

            (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

            (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note to the Company at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

            (vi) that Holders will be entitled to withdraw their election if the Company receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

            (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

On the Payment Date, the Company shall:

            (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

            (ii) pay to each Holder the purchase price of all Notes or portions thereof so accepted; and

            (iii) mail to the Holders of Notes so accepted a new Note equal in principal amount to any unpurchased portion of the Note surrendered.

The Company will comply with Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

            "OFFICER" means, with respect to the Company, (i) the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, or the Chief Financial Officer of the Company, and (ii) the Treasurer or any Assistant Treasurer, the Controller, or any Assistant Controller or the Secretary or any Assistant Secretary of the Company.

            "OFFICERS' CERTIFICATE" means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause
(ii) of the definition thereof or two officers listed in clause (i) of the definition thereof.

            "OTHER TAXES" has the meaning specified in Section 13.3(b).

            "PAYMENT BLOCKAGE PERIOD" has the meaning provided in Section
9.2(b).

            "PAYMENT DATE" has the meaning provided in the definition of "OFFER TO PURCHASE".

            "PERMITTED INVESTMENT" means:

            (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary;

            (ii)   Temporary Cash Investments;

            (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

            (iv) stock, obligations or securities received in satisfaction of judgments or investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

            (v) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

            (vi) Interest Rate Agreements, Commodities Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodities prices or foreign currency exchange rates;

            (vii) accounts receivable or other extensions of trade credit owing to the Company or a Restricted Subsidiary;

            (viii) loans or advances to employees, officers or directors of the Company and its Restricted Subsidiaries in their capacity as such, in an aggregate principal amount not to exceed $3 million at any one time outstanding;

            (ix) Investments constituting non-cash proceeds of any sale, transfer or other disposition made in accordance with Section 8.8;

            (x) Investments permitted by the provisions of Section 8.7 other than those permitted by clause (i) thereof; and

            (xi) other Investments in an aggregate principal amount not to exceed $15 million at any one time outstanding.

            "PERSON" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "PREFERRED STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Purchase Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

            "PRINCIPAL" of a debt security, including the Notes, means the principal amount due on the Stated Maturity as shown on such debt security.

            "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of Common Stock of the Company or, to the extent that net proceeds are received by the Company, any direct or indirect parent holding company of the Company, pursuant to an effective registration statement under the Securities Act.

            "PURCHASE DATE" has the meaning specified in Section 2.1.

            "RECAPITALIZATION" means the Recapitalization pursuant to the Recapitalization Agreement pursuant to which Key Acquisition L.L.C. acquired control of the Company.

            "RECAPITALIZATION AGREEMENT" means the Recapitalization Agreement dated as of June 23, 1999 among Key Acquisitions, L.L.C., the Company and the holders of Common Stock of the Company named therein.

            "REQUIRED HOLDERS" means, at any time, the Holders of at least a majority in interest of the aggregate principal amount of all of the Notes outstanding at such time (excluding from any calculation thereof any Notes then owned or held by the Company or any of its Subsidiaries or other Affiliates).

            "REQUIREMENTS OF LAW" means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

            "RESTRICTED PAYMENTS" has the meaning provided in Section 8.3.

            "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

            "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SENIOR INDEBTEDNESS" means the following obligations of the Company or any Subsidiary Guarantor, as the case may be, whether outstanding on the Purchase Date or thereafter Incurred:

            (i) all indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) of the Company or any Subsidiary Guarantor under (or in respect of) the Credit Agreement or any Interest Rate Agreement or Currency Agreement relating to the Indebtedness under the Credit Agreement; and

            (ii) all other Indebtedness and all other monetary obligations related thereto of the Company (other than the Notes and the Indenture Notes) or any Subsidiary Guarantor (other than the Note Guarantees and the Indenture Guarantees), including principal and interest on such Indebtedness, unless such Indebtedness, by its express terms or by the express terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Notes and the Note Guarantees;

provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company or any Subsidiary Guarantor that, when Incurred, was without recourse to the Company or such Subsidiary Guarantor, (b) any Indebtedness of the Company or any Subsidiary Guarantor to a Subsidiary of the Company, or to a joint venture in which the Company or any Subsidiary Guarantor has an interest, (c) any Indebtedness of the Company, to the extent not permitted by Section 8.2 or Section 8.17, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of the Company or any of its respective Subsidiaries, (f) any liability for taxes owed or owing by the Company or any Subsidiary Guarantor or (g) any Trade Payables.

            "SERIES A-1 PREFERRED STOCK" means the Series A-1 Preferred Stock, par value $.001 per share, of the Company.

            "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

            "STATED MATURITY" means:

            (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

            (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

            "SUBORDINATE GUARANTEED INDEBTEDNESS" has the meaning provided in
Section 8.6.

            "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

            "SUBSIDIARY GUARANTORS" means the Subsidiaries of the Company listed on Schedule III hereto and each other Subsidiary of the Company that shall be required to Guarantee the Notes pursuant to Section 12.3.

            "TAXES" has the meaning specified in Section 13.3(a).

            "TEMPORARY CASH INVESTMENT" means any of the following:

            (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed or insured by the United States of America or any agency thereof, maturing not more than two years after the date of acquisition;

            (ii) time deposit accounts, certificates of deposit, money market deposits and bankers' acceptances maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, the District of Columbia or any foreign country recognized by the United States of America, and which bank or trust company issues (or the parent of which issues) commercial paper rated as described in clause (iv) of this definition and has capital, surplus and undivided profits of not less than $500 million;

            (iii) repurchase obligations with a term of not more than 270 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company meeting the qualifications described in clause (ii) above;

            (iv) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof, the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made up of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

            (v) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

            (vi) mutual funds 90% of whose assets are invested in any of the foregoing.

            "TIA" or "TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, as amended.

            "TRADE PAYABLES" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

            "TRANSACTION DATE" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

            "TRUSTEE" means the Trustee under the Indenture.

            "UNITED STATES BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as amended and as codified in Title 11 of the United States Code, as amended from time to time hereafter, or any successor federal bankruptcy law.

            "UNRESTRICTED SUBSIDIARY" means:

            (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

            (ii)  any Subsidiary of an Unrestricted Subsidiary.

            The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 8.3; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Section 8.2 and Section 8.3.

            The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes under this Agreement. Any such designation by the Board of Directors shall be evidenced by promptly providing to the Holders a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

            "VOTING STOCK" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

            "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person; provided, however, that Ruf electronics GmbH and Knowles Electronics Taiwan, Ltd., respectively, shall be deemed to be a Wholly Owned Subsidiary of the Company so long as the Company or one or more of its Wholly Owned Subsidiaries owns at least 95% of the outstanding Capital Stock of Ruf electronics GmbH and Knowles Electronics Taiwan, Ltd., respectively (excluding from such calculation any director's qualifying shares or investments by foreign nationals mandated by applicable law).

                                                                    SCHEDULE III


                              SUBSIDIARY GUARANTORS

Knowles Electronics, LLC

Knowles Intermediate Holding, Inc.

Emkay Innovative Products, Inc.

Knowles Manufacturing Ltd.

Synchro Start Products, Inc.


                                      III

                                  SCHEDULE 3.2

                      FORM OF LEGAL OPINION OF ROOKS PITTS

                          [Letterhead of Rooks Pitts]

                               August [___], 2002

Key Acquisition, L.L.C.
c/o Doughty Hanson & Co., Inc.
47th Floor, Carnegie Hall Tower
152 West 57th Street
New York, NY 10019

Ladies and Gentlemen:

      We have acted as counsel to Knowles Electronics Holdings, Inc., a Delaware corporation (the "Company") and the Subsidiary Guarantors for the limited purpose of providing this opinion in connection with the Company's issue and sale of 10% Senior Subordinated Notes due October 15, 2009 (the "Notes") pursuant to a Note Purchase Agreement, dated as of August 28, 2002 (the "Agreement") between the Company and you. This opinion letter is furnished pursuant to Section 3.2 of the Agreement. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Agreement.

      In arriving at the opinions expressed below, we have reviewed the following documents:

      (a)   an executed copy of the Agreement;

      (b) the executed Notes, in the aggregate principal amount of $10,000,000.00 and

      (c) the documents delivered to you by the Company and the Subsidiary Guarantors at the closing of your purchase of the Notes pursuant to Section 3.1 of the Agreement.

      In addition, we have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and the Subsidiary Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

      In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed including, without limitation, the accuracy of the representations and warranties in the Agreement.

      In arriving at the opinions expressed below, we have also assumed the following:

      (a) The genuineness of all signatures and the authenticity of all documents purporting to be originals, and the conformity to originals of all documents purporting to be copies. With respect to the documents, we have assumed that each individual or entity signatory thereto (other than the Company and the Subsidiary Guarantors) has the requisite power and authority to enter into and perform under such documents, and that all actions, consents, approvals, authorizations and filings necessary in respect of such individual's or entity's performance thereunder have been taken or received.

      (b) The execution and delivery of the Agreement and the Notes, and the compliance with the terms thereof, do not and will not (i) violate any provision of any order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to the Company or the Subsidiary Guarantors, or (ii) result in a breach of or constitute a default under or require the consent of any person or entity pursuant to any indenture or loan or credit agreement or any other agreement, document or instrument to which the Company or the Subsidiary Guarantors is a party or by which it or its properties are bound or affected.

      (c) Each Subsidiary Guarantor received legally sufficient consideration in exchange for its execution and delivery of the Agreement, the Notes and other documents or instruments.

      (d) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the execution and delivery of the Agreement, the Notes or the transactions contemplated thereby.

      (e) There is no action, proceeding or governmental investigation pending or threatened that (i) questions the validity of or challenges the Agreement, the Notes or any of the transactions contemplated thereby or (ii) would have an adverse effect on the benefits intended to be realized by or under the Agreements or the Notes.

      Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

      1. The Company and the Subsidiary Guarantors are validly existing as corporations (or in the case of Knowles Electronics, LLC, as a limited liability company) in good standing under the laws of its jurisdiction of incorporation or formation, as applicable.

      2. The Company and each Subsidiary Guarantor has the requisite corporate power to enter into the Agreement and to perform its obligations thereunder. The Company has the corporate power to issue the Notes and to perform its obligations thereunder.

      3. The execution and delivery of the Agreement have been duly authorized by all necessary corporate action of the Company and each Subsidiary Guarantor, and the Agreement has been duly executed and delivered by the Company and each Subsidiary Guarantor, and is a valid, binding and enforceable agreement of the Company and each Subsidiary Guarantor.

      4. The execution and delivery of the Notes have been duly authorized by all necessary corporate action of the Company, and the Notes have been duly executed and delivered by the Company, and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Agreement.

      The opinions as to enforceability of the Agreement and the Notes set forth above are subject to the following qualifications:

      (i) enforceability may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and by general equity principles;

      (ii) certain remedial, waiver, consent and other provisions contained in the Agreement or the Notes may be unenforceable or limited by applicable law (however, in our opinion, such unenforceability would not affect the general validity of the Agreement or the Notes or the practical realization of the benefits intended to be afforded thereby); and

      (iii) we express no opinion as to the applicability of any federal or state securities or blue-sky laws.

      Nothing contained herein shall constitute any opinion as to (i) the priority of any lien that is created or purported to be created pursuant to the Agreement or any of the Notes in respect of any lien or encumbrance now or from time to time hereafter arising; (ii) any actions that may be required to be taken periodically under the UCC or other applicable law in order for the effectiveness of the UCC's, or the validity or perfection of any security interest, to be maintained; (iii) enforcement issues arising from the failure of the Note Purchaser to be qualified to do business in the State of New York or any other jurisdiction; (iv) the enforceability of any rights to contribution or indemnification provided for in the Agreement or the Notes which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or which are determined by a court or other tribunal to be in an unreasonable amount or to constitute a penalty; or (v) the enforceability of: (a) the provisions of the Agreement or the Notes to the extent that any of them state that the recovery of attorneys' fees is limited to reasonable attorneys' fees, (b) the provisions of the Agreement or the Notes to the extent any of them state that the provisions thereof are severable, (c) the agreements of the Company or any Subsidiary Guarantor in the Agreement or the Notes purporting to permit advances of funds for the payment of interest without the consent of the Company or any Subsidiary Guarantor or to pay compound interest or interest on overdue interest, and (d) the provisions of the Agreement or the Notes regarding submission to the jurisdiction or venue of a particular court, the waiver of the right to jury trial, or service or process, and/or choice of law.

      We express no opinion on the laws of any jurisdiction other than (i) the federal laws of the United States, (ii) the laws of the State of Illinois, and
(iii) the Delaware General Corporation Law. We have assumed for purposes of this opinion that the relevant New York law is the same as Illinois law. Our opinion is further limited to laws in effect on the date hereof.

      We are furnishing this opinion letter to you solely for your benefit in connection with your purchase of Notes. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                              Very truly yours,

                                              ROOKS PITTS

                                              By: ______________________________

                             EXHIBIT A: FORM OF NOTE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS SECURITY ALSO IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE NOTE PURCHASE AGREEMENT DATED AS OF AUGUST 28, 2002, A COPY OF WHICH MAY BE OBTAINED FROM KNOWLES ELECTRONICS HOLDINGS, INC.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

               10% SENIOR SUBORDINATED NOTES DUE OCTOBER 15, 2009

No. [__]                                                 Dated: [______________]
$[___________]

            FOR VALUE RECEIVED, the undersigned, KNOWLES ELECTRONICS HOLDINGS, INC., a Delaware corporation (the "COMPANY"), HEREBY PROMISES TO PAY to [____________________], or its registered assigns, the principal amount of [____________], or such lesser unpaid principal amount as shall be outstanding hereunder, on October 15, 2009, together with interest (computed on the basis of a 360-day year of twelve 30-day months) at the rate of 10%, payable in arrears on each April 15 and October 15, commencing April 15, 2003 and in such manner as further specified in the Note Purchase Agreement (as defined below).

            Payments of principal of, and interest and premium, if any, on, this Note are payable in lawful money of the United States of America (or, in the case of regularly scheduled interest, in additional Notes as provided in the Note Purchase Agreement) to the holder of this Note as provided in the Note Purchase Agreement referred to below. Whenever any payment under this Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, without including the additional days elapsed in the computation of the interest payable on such succeeding Business Day.

            This Note is one of a series of 10% Senior Subordinated Notes due October 15, 2009 (collectively, the "NOTES") originally issued or to be issued in an aggregate principal amount of up to $10,000,000 pursuant to the Note Purchase Agreement dated as of August 28, 2002 (as amended, supplemented or otherwise modified from time to time, the "NOTE PURCHASE AGREEMENT"; capitalized terms not otherwise defined herein having the same meanings as specified in the Note Purchase Agreement) between the Company and the purchaser of the Notes (the "PURCHASER") named therein. The holder of this Note is entitled to the benefits of the Note Purchase Agreement and may enforce the agreements of the Company and of the Obligors contained therein and in the other Note Documents in accordance with the respective terms thereof, and may enforce the rights and remedies provided for thereby or otherwise available in respect thereof in accordance with the respective terms thereof. Each holder of this Note will be deemed, by its acceptance hereof to have made the representations set forth in Sections 6.1 and 6.2 of the Note Purchase Agreement.

            This Note is a registered Note and is transferable only upon surrender of this Note for registration of transfer or exchange (and, in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer, duly executed by the registered holder of this Note or his attorney duly authorized in writing), at which time a new Note for a like principal amount will be issued to, and registered in the name of, the permitted transferee.

            The Company is required to make offers of repurchase upon the occurrence of the events and on the terms specified in Sections 8.8 and 8.9 of the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in Section 7.1 of the Note Purchase Agreement.

            If an Event of Default shall occur and be continuing, the unpaid balance of principal of this Note and any accrued and unpaid interest and other amounts payable hereon may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in Section 10 of the Note Purchase Agreement.

            This Note is subject to the subordination provisions set forth in
Section 9 of the Note Purchase Agreement.

            This Note is guaranteed on a subordinated basis by the Subsidiary Guarantors and will be guaranteed on a subordinated basis by certain future Subsidiaries of the Company, in each case, as set forth in the Note Purchase Agreement.

            This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                              KNOWLES ELECTRONICS HOLDINGS, INC.


                                              By
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                      A-2